UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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New Senior Investment Group Inc.

(Name of Registrant as Specified in its Charter)

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55 West 46 Street, Suite 2204 New York, NY 10036

Message from our CEO

Susan Givens

President & Chief Executive Officer
April 12, 2021

Dear Fellow Shareholders:

On behalf of the Board of Directors, I cordially invite you to attend our 2021 Annual Meeting of Shareholders (the “Annual Meeting”), which is scheduled to be held on Thursday, May 27, 2021 at 8:00 a.m., Eastern Time.

This year, due to continued ongoing public health and travel concerns relating to the coronavirus pandemic (COVID-19), your Board has again decided to hold the Annual Meeting as a virtual-only meeting.

Please refer to the attached Notice of 2021 Annual Meeting of Shareholders and proxy statement for instructions on how to access the virtual Annual Meeting.

I encourage you to review the proxy materials and vote as soon as possible even if you are planning to join the virtual Annual Meeting. You may vote by telephone or over the Internet, or, if you receive these materials by mail, by completing, signing, dating, and returning the enclosed proxy card/voting instruction form. Your vote is very important to us.

We appreciate your participation and your ongoing interest in New Senior.

Sincerely, Susan Givens President & Chief Executive Officer

May 27, 2021

8:00 a.m. Eastern Time

VIRTUAL MEETING

This year’s meeting is a virtual-only meeting at:

www.virtualshareholdermeeting.com/SNR2021

To the Shareholders of New Senior Investment Group Inc.

This year’s Annual Meeting will be a completely virtual meeting of shareholders. The matters to be considered and acted upon by shareholders at the Annual Meeting, which are described in detail in the accompanying materials, are:

(i)	a proposal to elect two Class I directors to serve until the 2024 annual meeting of shareholders and until their successors are elected and duly qualified;

(ii)	a proposal to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2021;

(iii)	a proposal to approve, by non-binding advisory vote, the 2020 compensation of our named executive officers, as disclosed in the proxy statement (the “say-on-pay” proposal); and

(iv)	any other business properly presented at the Annual Meeting.

RECORD DATE

Only shareholders of record as of the close of business on April 1, 2021, will be entitled to notice of, and to vote at, the Annual Meeting.

VOTING

Each share of common stock is entitled to one vote on each of the items to be voted on at the Annual Meeting.

By Order of the Board of Directors,

Lori B. Marino

Corporate Secretary

NOTICE

of the 2021
Annual Meeting
of Shareholders

YOUR VOTE IS VERY IMPORTANT

If you do not expect to attend the virtual Annual Meeting, we urge you to vote by telephone or Internet as described below, or, if you received your materials by mail, by completing, dating, and signing the proxy card/voting instruction form, and returning it in the accompanying envelope. You may revoke your proxy or instructions at any time before your shares are voted by following the procedures described in “Voting Information” beginning on page 49.

PROXY VOTING METHODS

Even if you plan to attend the virtual Annual Meeting, please vote right away by using one of the following advance voting methods. Make sure to have the proxy card/voting instruction form or Notice of Internet Availability in hand and follow the instructions. You can vote in advance in one of three ways:

VIA THE INTERNET Visit 24/7: www.proxyvote.com

BY TELEPHONE Dial toll-free 24/7: 1-800-690-6903

BY MAIL Complete, sign, date and return the enclosed proxy card in the envelope provided.

Scan the QR code to view digital versions of New Senior’s Proxy Statement and 2020 Annual Report.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 27, 2021:

The Notice of Annual Meeting, proxy statement and the Annual Report on Form 10-K are available on the Investor Relations section of our website at www.newseniorinv.com.

NEW SENIOR INVESTMENT GROUP INC. • 2021 Proxy Statement	3

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PROXY STATEMENT

For the 2021 Annual Meeting of Shareholders to be Held on May 27, 2021

Proxy Statement Executive Summary

This proxy statement (the “Proxy Statement”) and the accompanying proxy card and notice of annual meeting are provided in connection with the solicitation of proxies by and on behalf of the Board of Directors of New Senior Investment Group Inc., a Delaware corporation, for use at the Annual Meeting to be held on May 27, 2021 and any adjournments or postponements thereof. “We,” “our,” “us,” “the Company” and “New Senior” each refer to New Senior Investment Group Inc. The mailing address of our executive office is 55 West 46 Street, Suite 2204, New York, New York 10036. This Proxy Statement, the accompanying proxy card and the notice of annual meeting are first being mailed to holders of our common stock, par value $0.01 per share (the “Common Stock”), on or about April 12, 2021.

At the date hereof, management has no knowledge of any business that will be presented for consideration at the Annual Meeting and which would be required to be set forth in this Proxy Statement or the related proxy card other than the matters set forth in the Notice of Annual Meeting of Shareholders. If any other matter is properly presented at the Annual Meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Matters to be Considered at the Annual Meeting

At the Annual Meeting, shareholders of the Company’s Common Stock will vote upon:

Proposal		Board Recommendation	Page
1	Election of Directors	FOR	20
		each Director Nominee
2	Ratification of the Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for Fiscal Year 2021	FOR	25
3	Advisory Vote on 2020 Executive Compensation	FOR	27

How to Vote

VIA THE INTERNET	BY TELEPHONE	BY MAIL	Scan the QR code to view digital
Visit 24/7	Dial toll-free 24/7	Complete, sign, date and return the	versions of New Senior’s Proxy
www.proxyvote.com	1-800-690-6903	enclosed proxy card in the envelope	Statement and 2020 Annual Report
provided

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Fiscal 2020 Highlights

Following a transformational year for New Senior in 2019 as we internalized our management effective January 1, 2019 (the “Internalization”), fiscal 2020 started out strong. However, beginning in February our business began to face significant challenges with the onset of the COVID-19 pandemic. While the pandemic has severely impacted the entire world, at-risk populations, including seniors in the communities we serve, have been disproportionately impacted by the effects of COVID-19. The health and safety of our residents and our operators’ associates around the country was – and remains – our top priority. The pandemic led federal, state and local governments and public health authorities to impose measures intended to control the spread of COVID-19, including restrictions on freedom of movement and business operations such as travel bans, border closings, business closures, quarantines and shelter-in-place orders. As the owner of a portfolio of independent senior living properties, our operators had to implement several measures to ensure the health and safety of residents and employees, including restrictions on move-ins, restrictions on non-essential visitors, restrictions on communal dining and activities, enhanced cleaning protocols and requirements to wear personal protective equipment. As a result of these actions, we had fewer move-ins, resulting in significant occupancy declines, and higher expenses as our operators worked to limit the spread of the virus. While necessary, these actions had a significant impact on our operational and financial performance in 2020, and these actions and the uncertainty caused by the pandemic resulted in increased volatility in our stock price performance throughout the year.

While the pandemic had a significant impact on our business, we saw features unique to our independent living properties that allowed our operators to adjust protocols within our communities and effectively manage the spread of the virus while also reducing expenses in response to lower occupancy levels. As a result, our incidence rate of COVID-19 cases throughout the year remained relatively low versus reported results in the senior housing industry, and our portfolio has experienced lower occupancy and NOI declines than the broader industry. In addition, strategic initiatives completed early in 2020 positioned us well prior to the onset of COVID-19. These actions, together with strong balance sheet management, enabled us to achieve solid AFFO(1) per share results of $0.71, which was at the high end of the original guidance that we provided to investors in February 2020 prior to the onset of COVID-19, and was also at the high end of the guidance that we provided to investors in August 2020 in connection with the release of our second quarter earnings results.

We executed significant initiatives within our capital structure and portfolio, as well as at the corporate level, to mitigate the pandemic’s overall impact on our results:

Corporate

•   Established principles to guide actions during COVID-19 pandemic

○  Focus on safety and health of residents and property-level associates

○  Remain a strong partner to our operators and other business relationships

–  Protect our financial health

•   Focused on transparency with frequent communications to stakeholders

○  Provided frequent updates on COVID-19

○  Provided revised expectations for 2020 financial performance throughout the year

•   Identified and achieved G&A reductions to help offset portfolio NOI declines

•   Continued governance improvements including appointment of new independent director

Portfolio

•   Completed sale of 28-asset AL/MC portfolio in February 2020

○  Simplified portfolio & improved free cash flow

•   Focused asset management – worked closely with our operators throughout the pandemic

○  Made difficult decisions early in the crisis including restricting access to properties

○  Collaborated and advised on protocol changes throughout the pandemic

•   Worked with operators to identify opportunities to reduce property level operating costs

○  Flexible operating and staffing models allowed for efficient cost controls

○  Capitalized on operational expense savings opportunities improving results

Capital Structure & Liquidity

•   Significantly improved balance sheet through portfolio transaction executed in February 2020

○  Repaid ~$360 million of debt

○  Completed ~$400 million of refinancing activity, resulting in lower debt costs and an extension of debt maturities by two years

•   Closely monitored interest rate environment throughout pandemic and opportunistically executed interest rate swap, de-risking future borrowing costs

•   Managed liquidity to ensure Company was well-positioned given uncertainty

○  Reduced non-essential capital expenditures enabling liquidity preservation

○  Reduced dividend by 50% to preserve liquidity; still returned $26.8 million to shareholders (6.3% dividend yield for 2020)

(1)	AFFO represents a non-GAAP financial measure. For a reconciliation of each such measure to the most directly comparable measure calculated in accordance with GAAP, refer to Appendix A to this Proxy Statement.

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In summary, despite an extremely challenging year, we were pleased with how our business performed in the face of the global pandemic in 2020. We believe that our portfolio continues to benefit from our independent living model and a more flexible expense structure. We were able to offset occupancy losses at our properties throughout the year with property expense reductions and interest savings. We worked tirelessly with our operators to respond swiftly at the outset of the pandemic, including making difficult decisions early on to restrict access to our properties to protect residents and staff. We believe that these actions, together with financial efficiencies driven by our independent living model, helped us to achieve strong AFFO results for 2020. Our stock price at the close of the year partially recovered to $5.18, which we believe reflects an understanding by investors of our 2020 results and positioning in the market going forward.

Corporate Governance Highlights

We are committed to strong governance practices that are intended to protect the long-term interests of our shareholders and establish strong accountability. The section entitled “Corporate Governance and Related Matters” describes our governance framework, and the progress we made in this area in the last year.

What We Do
Independent Chair of the Board	Proxy Access Right Added in Early 2020
Board of Directors Characterized by Leadership, Experience, Diversity and Independence	Resignation Policy in Guidelines for Directors Who Don’t Receive Majority Support in Uncontested Elections Added in Early 2020
Annual Board and Committee Self-Assessments	Meaningful Stock Ownership Guidelines
Commitment to Aligning Director Skillset With Corporate Strategy	Formal Director Orientation and Continuing Education
No Shareholder Rights Plan (Poison Pill)	Regular Executive Sessions of Board and Committees
Proactive Shareholder Engagement

Executive Compensation Highlights

The Compensation Committee of the Board of Directors has established a set of compensation policies and practices that it believes are in the best, long-term interests of our shareholders now that we are internally managed. The onset of the COVID-19 pandemic required the Compensation Committee to assess the Company’s original goals, adopted just prior to the onset of the pandemic, and establish a framework for 2020 that made sense for New Senior given its business, its actual financial performance and the contributions and achievements of the management team. There is extensive discussion throughout “Compensation Discussion and Analysis” relating to our executive compensation practices and the compensation decisions made with respect to 2020.

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Snapshot of Our Directors, Including the 2021 Director Nominees

Experienced and Diverse Board of Directors

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Corporate Governance and Related Matters

Statement on Corporate Governance

We strive to maintain the highest standards of corporate governance and ethical conduct. Promoting full compliance with the laws, rules and regulations that govern our business and reporting results with accuracy and transparency are critical to those efforts. We monitor developments in the area of corporate governance, encourage and consider feedback from our shareholders, and review our processes and procedures in light of this input. We also review federal and state laws affecting corporate governance, as well as rules and requirements of the New York Stock Exchange (the “NYSE”). We implement corporate governance practices that we believe are in the best interests of the Company and its shareholders.

We also understand that corporate governance practices evolve over time, and we seek to maintain practices which provide the right framework for our operations, which are of value to our shareholders and which positively aid in the governance of the Company.

The following sections provide an overview of New Senior’s corporate governance structure and processes, including the independence and other criteria we use in selecting director nominees, our leadership structure, and certain responsibilities and activities of the Board of Directors and its committees.

New Senior’s key governance documents, including our Corporate Governance Guidelines (the “Guidelines”), the charters for the Audit, Compensation and Nominating and Corporate Governance Committees, our Code of Business Conduct and Ethics and the Code of Ethics for Senior Officers, which applies to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer (or persons performing similar functions in the absence of such titles), are available on the Investor Relations page of our website at www.newseniorinv.com.

Within this Proxy Statement we have included our website address only as an inactive textual reference and do not intend it to be an active link to our website. New Senior’s website is not incorporated into or a part of this Proxy Statement. Shareholders may also obtain copies of these documents free of charge by sending a written request to New Senior at 55 West 46 Street, Suite 2204, New York, New York 10036, Attention: Investor Relations.

Governance Overview

We strive to maintain the highest standards of corporate governance. Shortly following the Internalization of the Company’s operations at the start of 2019 (see “—Certain Relationships and Related Party Transactions” for a discussion of the Internalization), the Board, with the assistance of management, began a review of the policies and practices of the Company with a view towards modernizing the Company’s corporate governance practices. As a result of this comprehensive review, which included the feedback received from investors, various practices were considered and changes were implemented to the Company’s overall governance structure. These changes were described in detail in the proxy statement related to the 2020 Annual Meeting of Shareholders, and included changes in the following areas:

Board Structure	Director Compensation	Board & Company Policies & Procedures
Bylaws	Board Self-Assessment	Executive Compensation Practices
Proposals in 2020 & 2019 Proxy Statement recommending:
• Declassification of the Board and annual election of directors • Implementation of a majority voting standard for uncontested elections of directors	• Elimination of supermajority voting provisions in Certificate of Incorporation and Bylaws

Although we have enhanced our governance in many ways, we have not been successful in obtaining shareholder approval on all the governance items that we have recommended to shareholders for adoption. As indicated in the table above, for the past two years, we have recommended amending our Certificate of Incorporation and our Bylaws to implement changes such as instituting the annual election of directors, who would get elected through a majority voting standard in uncontested elections. In addition, last year the Board recommended to shareholders that we eliminate various supermajority voting provisions throughout the Certificate of Incorporation and Bylaws. The Board, through its Nominating and Corporate Governance Committee, discussed whether to again include in this Proxy Statement the three proposals outlined above. Following two years of these proposals failing to garner the support of anywhere near the 80% of the outstanding shares required for approval, we have removed the proposals from the ballot this year. This decision was made by the Board after garnering shareholder feedback on this and other governance issues. Management also sought the input of Institutional Shareholder Services when considering this question.

Approval and adoption of all three of those proposal required the affirmative vote of at least 80% of the voting power of our issued and outstanding shares entitled to vote. Abstentions and broker non-votes have the same effect as votes against these proposals. Brokers who do not receive instructions are not permitted to vote on these three proposals, because they are considered “non-routine” matters under New York Stock Exchange (“NYSE”) rules. Therefore, individuals who hold shares in an account at a brokerage firm,

NEW SENIOR INVESTMENT GROUP INC. • 2021 Proxy Statement	8

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bank, broker-dealer or other similar organization (retail holders or street name holders), would have to instruct their brokers to vote on these matters. The high percentage of “retail” holders of New Senior’s stock, which is estimated at over 30% of our outstanding shares, together with the typically low voting participation of retail holders, make it extremely unlikely that sufficient numbers of shares will ever be voted to overcome this very substantial voting percentage requirement. Therefore, the Board determined not to include these proposals on this year’s Proxy Statement to save printing and other costs associated with continuing to put these proposals to a shareholder vote. The Board may in the future make a different determination and we expect to revisit this again each year, particularly if we see shifts in our shareholder base to more institutional ownership that we believe would increase the likelihood of our obtaining the approval of the requisite 80% of the outstanding shares.

Corporate Governance Guidelines

The Board of Directors has adopted the Guidelines, which govern the operations of the Board and its committees and guide the Board and New Senior’s leadership team in the execution of their responsibilities. The Nominating and Corporate Governance Committee is responsible for overseeing the Guidelines. The Nominating and Corporate Governance Committee reviews the Guidelines at least annually and makes recommendations to the Board for updates in response to changing regulatory requirements, issues raised by shareholders or other stakeholders, changing regulatory requirements or otherwise as circumstances warrant. The Board may amend, waive, suspend, or repeal any of the Guidelines at any time, with or without public notice, as it determines necessary or appropriate in the exercise of the Board’s judgment or fiduciary duties. The Guidelines are available on the Investor Relations page of our website at www.newseniorinv.com.

The Guidelines are reviewed annually and the last amendments were made in February 2020, which among other things instituted limits on outside board service by our directors and implemented a resignation policy for directors who do not receive a majority of the votes of the shareholders in their election.

The current Guidelines include the following items concerning the Board:

•	no director may stand for re-election after he or she has reached the age of 75;
•	directors are expected to spend the time and effort reasonably necessary to properly discharge their responsibilities, including regularly attending Board and Committee meetings and reviewing meeting materials in advance of meetings;
•	directors are limited to service on four public company boards (other than the New Senior Board). If the director serves as an executive officer of a public company, the director is limited to service on two public company boards (including the New Senior board) other than service on his or her own board;
•	the Board, acting through the Compensation Committee and after soliciting the views of the independent directors, evaluates the performance of the Chief Executive Officer at least annually;
•	the Board has responsibility for planning for the succession of the Chief Executive Officer; and
•	the Board maintains a process whereby the Board and its committees are subject to annual self-assessment.

Director Resignation Policy

Under the director resignation policy that was adopted in 2020, a director in an uncontested election from whom a greater number of votes are “withheld” than cast in favor of his or her election will be required to promptly submit his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will then consider all relevant facts and circumstances and make a recommendation to the Board as to whether the resignation should be accepted. The Board will then, taking into consideration the recommendation of the Nominating and Corporate Governance Committee and any other factors it deems relevant, determine whether to accept or reject the resignation no later than 90 days after the conclusion of the annual meeting. A director who has tendered his or her resignation pursuant to this policy will not participate in the consideration or determination of whether to accept such resignation. Promptly following the Board’s decision, the Company will disclose the decision and provide an explanation. This director resignation policy is in effect for the election of directors at the Annual Meeting.

Directors’ Qualification and Selection Process

The Board strives to maintain an appropriate balance of tenure, turnover, diversity and skills among directors. The Board believes that there are significant benefits from the valuable experience and familiarity with the Company and its people and processes that longer-tenured directors bring, as well as significant benefits from the fresh perspective and ideas brought by new directors. The Nominating and Corporate Governance Committee leads the process in identifying, recruiting and, if appropriate, interviewing candidates to fill positions on the Board. The Nominating and Corporate Governance Committee takes into account a variety of factors in fulfilling its responsibility to identify and recommend to the Board of Directors qualified candidates for membership on the Board. Directors of the Company must be persons of integrity, with significant accomplishments and recognized business stature.

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The Nominating and Corporate Governance Committee, as required by the Guidelines, will select nominees for director based on a variety of factors including experience, knowledge, skills, expertise, integrity, diversity (including diversity of origin, background, experience, and thought), ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time and effort to Board responsibilities. In addition, the Nominating and Corporate Governance Committee looks for individuals who demonstrate business judgment, dedication, freedom from potential conflicts of interest and such other relevant factors that the Committee considers appropriate to enhance the board’s ability to manage and direct the affairs and business of the Company, including individuals who enhance the ability of committees of the Board to fulfill their duties and to satisfy requirements imposed by applicable law, regulation or NYSE listing requirements.

The Nominating and Corporate Governance Committee’s top priority in considering director nominations is ensuring that the Board is composed of directors who bring independence, diverse viewpoints and perspectives, exhibit a variety of skills, professional experience and backgrounds, and the ability to effectively represent the long-term interests of our shareholders. We do not have a formal policy with regard to the consideration of diversity in identifying director-nominees, but the Nominating and Corporate Governance Committee strives to nominate diverse candidates for membership on the Board when it has a vacancy to fill and includes diversity as a specific factor when conducting searches for candidates.

Over the past six months, two new directors have joined the Board – Frances Aldrich Sevilla-Sacasa and Norman K. Jenkins. Both are seasoned executives who bring a wealth of directly relevant experiences to the Board. In addition, both bring extensive experience from serving on other public company boards, which adds new perspectives and continues to ensure comprehensive and effective oversight of the Company and support of our strategic goals.

The Nominating and Corporate Governance Committee assesses its achievement of diversity through the review of the Board’s composition as part of the Board’s annual self-assessment process and at other times, such as when the Board is recruiting new candidates.

The Board is currently comprised of nine directors, three of whom are female, and two of whom are African American. The directors come from diverse professional backgrounds and industries, including real estate, financial and hospitality. In “Proposal No. 1 –Election of Directors,” we provide an overview of the background of each of our directors, including an overview of their background, principal occupation, age, skills and qualifications .

Gender, Racial & Ethnic Diversity

The Nominating and Corporate Governance Committee may identify director candidates through a variety of sources including through independent search firms, personal references, business contacts and our shareholders. Shareholders who wish to recommend candidates may contact the Nominating and Corporate Governance Committee in the manner described in “Communication with the Board of Directors.” Shareholder nominations must be made according to the procedures required by our Bylaws and described in this Proxy Statement under the heading “Information about Proxy Statement & Voting.” Shareholder-recommended candidates and shareholder nominees whose nominations comply with these procedures and nominees who meet the criteria referred to above will be evaluated by the Nominating and Corporate Governance Committee in the same manner as other nominees. Biographical information for each candidate for election as a director is evaluated and candidates for election participate in interviews with existing Board members and management. Nominees must meet the requirements of the Company’s Bylaws and the Guidelines.

Board and Committee Evaluation Process

We recognize the critical role that Board and committee evaluations play in ensuring the effective functioning of our Board. Our Board annually evaluates the performance of the Board and its committees. In 2020 this evaluation took the form of a formal self-assessment with respect to the operations and performance of the Board and each of its committees. As part of this process, directors completed questionnaires on various topics related to Board composition, structure, effectiveness and responsibilities, as well as the overall mix of director skills, experience and backgrounds. The Nominating and Corporate Governance Committee and the full Board each discuss the questionnaire responses. As set forth in the Guidelines and its charter, the Nominating and Corporate Governance Committee oversaw the Board and committee evaluation process. The results of the self-assessment process for 2020 (conducted in early 2021) confirmed the Board’s belief that the Board and its committees are currently operating effectively.

The Nominating and Corporate Governance Committee has responsibility for reviewing the process periodically and considering whether changes are warranted to the evaluation process.

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Director Orientation and Continuing Education

As part of New Senior’s director orientation program, new directors participate in one-on-one introductory meetings with members of New Senior’s leadership team. This director orientation familiarizes the directors with our business and strategic plans, significant financial, accounting and risk management issues, human resources matters, our compliance programs and other controls, policies and procedures. The orientation also addresses Board procedures, our Guidelines and our Board committee charters. Finally, it provides directors with the opportunity to meet with the key members of senior management. Over the past year we have onboarded two new directors, Mr. Jenkins and Ms. Aldrich Sevilla-Sacasa, and the orientation meetings were held virtually via videoconference.

The Company also endeavors to provide ongoing director education opportunities throughout the year. We intend to periodically hold a Board meeting at one of the Company’s properties in order to increase the Board’s understanding of the Company’s assets, operations and overall business. Our leadership team also presents topics throughout the year to the Board in order to increase directors’ understanding of the Company’s business operations, strategies, risks and opportunities.

Directors may enroll in external director continuing education programs at New Senior’s expense on topics relevant to their service on our Board in order to provide a forum for them to maintain their insight into leading governance practices, exchange ideas with peers and keep current their skills and understanding of their duties as directors.

Leadership Structure

The Company does not have a formal policy to separate the roles of Chief Executive Officer and Chair of the Board of Directors. The Board believes that this is a matter that should be discussed and determined by the Board from time to time and that each of the possible leadership structures for a board of directors has its particular pros and cons, which must be considered in the context of the specific circumstances, giving due consideration to the individuals involved, the culture and performance of the Company, the needs of the business, fulfillment of the duties of the Board and the best interests of the shareholders. Although the Board may determine to combine the roles in the future, since the Company’s spin-off in 2014 the Board has determined that having separate individuals hold the Chair and Chief Executive Officer positions is the right leadership structure for the Board.

Mr. Savage, one of our independent directors, has served as the Chair of the Board of Directors since January 2019. Our current Chief Executive Officer, Ms. Givens, also serves as a director, a structure that permits her to focus on the management of the Company’s day-to-day operations while still fostering communication between the Company’s management and the Board of Directors. This structure allows our independent Chair to focus on leading the Board in its responsibilities. As part of these responsibilities, the Chair presides over the Board’s executive sessions. For additional information, see “Executive Sessions of Non-Management Directors.”

Shareholder Engagement

We value the views of our shareholders and other stakeholders, and the input that we receive from them is a key input to our corporate governance, executive compensation and sustainability practices. Our engagement program is management led and overseen by the Board. Management launched its first formal engagement program in 2019. Management again reached out to shareholders in 2020, contacting shareholders representing over 34% of the Company’s outstanding shares and offering the time to discuss various topics and to hear shareholder concerns.

Our discussions with shareholders cover a wide range of topics, including financial and operating performance, strategy, capital allocation, corporate governance, executive compensation, social, environmental and other issues. We believe that it is important for the Board and management to understand shareholders’ views and concerns so that we are better able to address issues that matter to our shareholders and to seek input in order to provide perspective on Company policies and practices. We gain valuable feedback from this type of engagement and the feedback is shared with the Board and its relevant committees. Our discussions with shareholders and with ISS in 2019 and 2020 included hearing their views and concerns and describing the extensive steps the Company has taken to bring its governance practices more in line with shareholder expectations (see above, “Corporate Governance and Related Matters”) and the significantly improved executive compensation and other disclosures in the Company’s proxy statements. In addition, we were encouraged by the investors that we engaged with to publish a report to outline our progress and initiatives with respect to sustainability, and we recently issued our inaugural Sustainability Report to provide transparency and accountability in this important area.

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We encourage our shareholders to continue to engage with us and let us know your feelings about New Senior or to bring any matters to our attention that you would like to discuss. We encourage our registered shareholders to use the space provided on the proxy card to let us know your thoughts about New Senior or to bring a particular matter to our attention. If you hold shares through an intermediary or received the proxy materials electronically, please feel free to write directly to us at New Senior Investment Group Inc., 55 West 46 Street, Suite 2204, New York, New York 10036, Attention: Investor Relations.

Board and Committee Meetings and Membership

The Board of Directors and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. Under the Guidelines, directors are expected to regularly attend meetings of the Board and the committees of which they are members. Members may attend in person or by telephone. The Board of Directors held 8 meetings during the 2020 fiscal year and there were 16 meetings of standing committees. All directors attended at least 75% of the aggregate of all meetings of the Board and standing committees on which they served. Although director attendance at the Company’s annual meeting each year is encouraged, the Company does not have an attendance policy. Ms. Givens and Mr. Savage attended the 2020 annual meeting.

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Board also formed an Investment Committee during 2020. The following table summarizes the current membership of each Committee:

Director	Independent	Audit	Compensation	Governance	Investment
Robert F. Savage
Frances Aldrich Sevilla-Sacasa*
Virgis W. Colbert
Susan Givens
Norman K. Jenkins*
Michael D. Malone
Stuart A. McFarland
David H. Milner
Cassia van der Hoof Holstein
Number of Meetings in 2020		5	7	4	2

Chair
*	Mr. Jenkins joined the Board on November 23, 2020 and Ms. Aldrich Sevilla-Sacasa joined the Board on January 25, 2021.

Board and Committee Roles in Oversight of Risk

The Company’s risk management is overseen by the Chief Executive Officer, who receives reports directly from other officers and individuals who perform services for the Company. Material risks are identified and prioritized by management, and material risks are periodically discussed with the Board of Directors. The Board of Directors regularly reviews information regarding the Company’s credit, liquidity and operations, including risks and contingencies associated with each area. In addition to the formal compliance program, the Board of Directors encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations.

As part of the Board’s oversight and risk management responsibilities, the Board monitors management’s efforts to identify, prioritize and manage potentially significant risks to our operations. The Board receives regular reports from management regarding material risks to the Company’s business. Throughout 2020, with various rapidly evolving risks presented by the COVID-19 pandemic, the Board received regular updates from management through telephonic and videoconference meetings of the Board, and various other communications between regularly scheduled Board meetings. These reports and updates addressed a host of areas, including measures that we and others are considering or have adopted to address the transmission of COVID-19, the financial impacts of the pandemic, appropriate communications with stakeholders, business continuity and the safety of the Company’s employees and other matters.

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The various Board committees also participate in oversight of the Company’s risk management efforts and report to the full Board for consideration and action when appropriate, as summarized in the table below.

Committee	Primary Areas of Risk Oversight
Audit Committee	Oversees New Senior’s policies on risk assessment and management, and oversees risks related to the Company’s financial statements, the financial reporting process, accounting matters, and other areas of significant financial risk. Also oversees information security matters and risks, and assesses risks related to legal and regulatory matters that may have a material impact on the Company’s financial statements.
Compensation Committee	Oversees compensation-related risks and management succession planning risks. For additional information regarding the Compensation Committee’s role in evaluating the impact of risk on executive compensation, see page 40 of Compensation Discussion and Analysis.
Nominating and Corporate Governance Committee	Evaluates risks in connection with the Company’s corporate governance structures and processes and risks related to other primarily nonfinancial matters.
Investment Committee	Oversees risks with respect to New Senior’s investment and financing practices and strategies.

Overview of Standing Committees

The charters of each of the three standing committees of the Board (Audit, Compensation and Nominating and Corporate Governance) conform with applicable NYSE listing standards, and each of these committees reviews its charter at least annually, and as regulatory developments and business circumstances warrant. Each of the committees considers revisions to their respective charters from time to time to reflect evolving best practices. The descriptions below of the roles and responsibilities of each of the committees of the Board is qualified by reference to the complete committee charters, which are available on our website at www.newseniorinv.com.

Audit Committee

Attendance	Responsibilities

Meetings Held in 2020: 5

Committee Members

Stuart A. McFarland (Chair)
Frances Aldrich Sevilla-Sacasa (appointed January 25, 2021)
Virgis W. Colbert
Norman K. Jenkins (appointed November 23, 2020)
Michael D. Malone

Purpose: to assist the Board of Directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company and its subsidiaries.

The Audit Committee is primarily responsible for assisting the board’s oversight of:

•  the integrity of the Company’s financial statements;

•  the Company’s compliance with legal and regulatory requirements;

•  the Company’s independent registered public accounting firm, including determining the firm’s qualifications, independence, scope of responsibility and compensation;

•  the performance of the Company’s independent registered public accounting firm and the Company’s internal audit function; and

•  overseeing the Company’s policies on risk assessment and management.

The Audit Committee has also been charged by the Board with overseeing our information security and technology risks.

Audit Committee Report Page 26

The Audit Committee has established policies and procedures for the pre-approval of all services by our independent registered public accounting firm. The Audit Committee also has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received regarding accounting, internal controls and auditing matters. Additional details on the role of the Audit Committee may be found in “Proposal No. 2, Ratification of the Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm” later in this Proxy Statement.

The Board of Directors has determined that each member of the Audit Committee is financially literate and independent, as defined by the Securities and Exchange Commission (the “SEC”) rules and the NYSE’s listing standards, as well as independent under the Guidelines. The Board of Directors has identified Mr. McFarland as

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an “Audit Committee Financial Expert” as defined by SEC rules and has determined that he has the accounting and related financial management expertise required by the NYSE’s listing standards. The Board of Directors has also determined that Mr. McFarland’s simultaneous service on the audit committees of Brookfield Investment Funds, Inc., New America High Income Fund, Inc. and Drive Shack Inc. would not impair his ability to effectively serve on our Audit Committee, as evidenced by his exemplary attendance record at committee meetings and his meaningful contributions to the committee’s operations. The Board of Directors has evaluated the performance of the Audit Committee consistent with regulatory requirements.

One of the most recent additions to the Audit Committee’s responsibilities is formal oversight over the Company’s information security and technology risks. Management intends to provide a report annually to the Board, through the Audit Committee, on matters related to information security risks. Currently on New Senior’s Board there are eight directors with information security experience. As of the date of this Proxy Statement, New Senior has not experienced an information security breach over the last three years and has not incurred any expenses relating to breaches. New Senior is a small employer and does not have an internal information technology (“IT”) department or staff. New Senior’s IT systems are hosted by a third-party provider, which is subject to external audits and certified by industry-accepted information security standards. New Senior’s third-party provider also provides periodic training to New Senior employees, and its own employees and contractors who work on New Senior’s matters, relating to various subjects, including identifying and understanding cyber-attacks, phishing and ransomware.

Compensation Committee

Attendance	Responsibilities
Meetings Held in 2020: 7 Committee Members Michael D. Malone (Chair) Stuart A. McFarland Robert F. Savage Cassia van der Hoof Holstein

Purpose: to provide oversight of the compensation and benefits provided to employees of the Company.

The Compensation Committee reviews and approves the Company’s overall compensation philosophy and oversees the administration of the Company’s executive compensation and benefit programs, policies and practices. Its responsibilities also include:

•  establishing annual performance objectives, evaluating performance and approving individual compensation actions for the Chief Executive Officer and other executive officers;

•  approving the Compensation Discussion and Analysis included in the Company’s annual proxy statement;

•  reviewing and approving the Company’s peer companies and data sources for purposes of evaluating our compensation competitiveness and the mix of compensation;

•  making recommendations to the Board regarding non-management director compensation; and

•  leading the Company’s chief executive officer succession process.

Compensation Committee Report Page 48

The Board of Directors has determined that each member of the Compensation Committee is independent, as defined by SEC rules and the NYSE’s listing standards, as well as independent under the Guidelines. In addition, each committee member is a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors has evaluated the performance of the Compensation Committee consistent with regulatory requirements.

As stated above, in addition to its responsibilities related to executive compensation, the Compensation Committee also evaluates the compensation program for the non-management directors and makes recommendations to the Board regarding their compensation. The Compensation Committee has retained FPL Associates (“FPL”) as its independent consultant for this purpose. FPL’s responsibilities include providing market comparison data on non-management director compensation at peer companies, tracking trends in non-management director compensation practices, and advising the Compensation Committee regarding the components and levels of non-management director compensation.

Executive officers do not play any role in either determining or recommending non-management director compensation. The Compensation Committee reviewed director compensation in 2020 after the onset of the COVID-19 pandemic and determined to amend the compensation program to require that all payments of director compensation scheduled to be made in 2020 be paid in equity, rather than any in the form of cash (see “2020 Non-Management Director Compensation—Compensation of Directors” for a discussion of the changes to the director compensation program). The Compensation Committee is not aware of any conflict of interest on the part of FPL arising from these services or any other factor that would impair FPL’s independence.

None of the members of the Compensation Committee during 2020 or as of the date of this Proxy Statement have been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of any company that employed any member of our Compensation Committee or Board of Directors.

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Nominating and Corporate Governance Committee

Attendance	Responsibilities
Meetings Held in 2020: 4 Committee Members David H. Milner (Chair) Robert F. Savage Cassia van der Hoof Holstein

Purpose: to ensure that the Board of Directors is appropriately constituted to meet its fiduciary obligations to shareholders of the Company. The Nominating and Corporate Governance Committee oversees the practices, policies and procedures of the Board and its committees. Responsibilities include:

•  evaluating the size, composition, governance and structure of the Board and the qualifications, compensation and retirement age of directors;

•  identifying, evaluating and proposing nominees for election to the Board; and

•  considering the independence and possible conflicts of interest of directors and executive officers and ensuring compliance with applicable laws and NYSE listing standards.

This committee is directly responsible for:

•  overseeing the self-evaluations of the Board and its committees;

•  reviewing our Corporate Governance Principles;

•  overseeing and reviewing potential transactions, as directed by the Board, under the Company’s Related Party Transactions Policy; and

•  maintaining an informed status regarding the Company’s sustainability initiatives and engagement.

The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent, as defined by SEC rules and the NYSE’s listing standards, as well as independent under the Guidelines. The Board of Directors has evaluated the performance of the Nominating and Corporate Governance Committee consistent with regulatory requirements.

Executive Sessions of Directors

Agendas for meetings of the Board of Directors include regularly scheduled executive sessions led by the Board’s non-executive Chair for the independent directors to meet without management present. In addition, Board members have access to our employees outside of Board meetings, and the Board encourages directors to visit different Company properties whenever possible, either as part of a regularly scheduled Board meeting or otherwise.

Director Independence

The Board of Directors, through the Nominating and Corporate Governance Committee, conducts an annual review of the independence of its members. With the assistance of legal counsel to the Company, the Nominating and Corporate Governance Committee has reviewed the applicable standards for Board and committee member independence, as well as the standards established by the Guidelines. On the basis of its review, the Nominating and Corporate Governance Committee has delivered a report to the full Board of Directors, and the Board has made its independence determinations based upon the committee’s report and the supporting information.

The Board has determined that all of the current directors, other than Ms. Givens, due to her position as Chief Executive Officer, satisfy the independence standards of NYSE and do not have any direct or indirect material relationship with the Company. In addition, the Board has determined that the current members of the Audit Committee and of the Compensation Committee meet the applicable SEC and NYSE listing standard independence requirements with respect to membership on such committees.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics that applies to each of our directors and officers, including our principal executive officer and principal financial officer, as well as all other employees. The purpose of the Code of Business Conduct and Ethics is to promote, among other things, honest and ethical conduct, full, fair, accurate, timely and understandable disclosure in public communications and reports and documents that the Company files with, or submits to, the SEC, compliance with applicable governmental laws, rules and regulations, accountability for adherence to the code and the reporting of violations thereof.

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The Company also has adopted a Code of Ethics for Senior Officers which sets forth specific policies to guide the Company’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer (or persons performing similar functions in the absence of such titles) in the performance of their duties. This code supplements the Code of Business Conduct and Ethics described above.

The Code of Business Conduct and Ethics and Code of Ethics for Senior Officers are available on our website at www.newseniorinv.com. The Company intends to disclose any changes in or waivers from either code applicable to the Company’s executive officers or directors by posting such information on our website.

The Company has established a confidential ethics phone line and email address to respond to employees’ questions and reports of ethical concerns. Also, the Audit Committee has established a policy with procedures to receive, retain and treat complaints received by the Company regarding accounting, internal controls or auditing matters, and to allow for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters.

Communication with the Board of Directors

The Company encourages shareholders and other interested parties to communicate with our directors. You can contact our Board of Directors to provide comments, to report concerns, or to ask a question, at the following address:

New Senior Investment Group Inc.

Corporate Secretary

55 West 46 Street, Suite 2204

New York, New York 10036

Shareholders may contact any of our directors (including the non-executive Chair), a committee of the Board, the Board’s non-management directors as a group, or the Board as a whole, at the address above or at the following email address: ir@newseniorinv.com.

All communications received that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. Junk mail, advertisements, product inquiries or complaints, resumes, spam and surveys are not forwarded to the Board. In the case of communications to the Board or any group or committee of directors, sufficient copies of the contents will be made for each director who is a member of the group or committee to which the envelope or e-mail is addressed. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of the Chair of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Certain Relationships and Related Party Transactions

Review of Transactions with Related Persons

SEC rules define “transactions with related persons” to include any transaction in which the Company is a participant, the amount involved exceeds $120,000, and in which any “related person” has a direct or indirect material interest. A “related person” includes an executive officer, director or nominee for director of the Company, a beneficial owner of more than 5% of any class of our voting securities or an immediate family member of any of the foregoing. The Company has adopted a written Related Party Transactions Policy, which outlines procedures for approving transactions with related persons. The Nominating and Corporate Governance Committee reviews and approves or ratifies such transactions pursuant to the procedures outlined in this policy. In determining whether to approve or ratify a transaction with a related person, the Nominating and Corporate Governance Committee will take into account, among other factors, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The policy provides standing pre-approval for certain types of transactions that the Nominating and Corporate Governance Committee has reviewed and determined shall be deemed pre-approved.

Certain Relationships and Transactions with Related Persons

No reportable transactions with related persons have occurred during 2020 or are currently proposed.

History of New Senior

Until January 1, 2019, we were externally managed and advised by an affiliate of Fortress Investment Group LLC (the “Former Manager”). On November 19, 2018, we entered into definitive agreements with the Former Manager to internalize our management, effective January 1, 2019. Prior to the Internalization, we did not have any employees, and the individuals who provided services to us were employed by the Former Manager at the time. In connection with the Internalization, we hired 16 employees previously employed by the Former Manager, including certain of our executive officers. In connection with the Internalization, we also entered into a transition services agreement (which has now expired) with the Former Manager to continue to provide certain services for a transition period.

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Corporate Responsibility and Sustainability

The Board understands that sustainability is a key focus for today’s investors and takes investor feedback on sustainability seriously. We believe that corporate responsibility and sustainability play an important role in our business and operating strategies and long-term value creation for our shareholders, customers and employees. Our Nominating and Corporate Governance Committee of the Board has responsibility for oversight of our sustainability-related practices and will be monitoring our progress in this area.

We also utilized our engagement discussions with investors as an opportunity to better understand our shareholders’ priorities and expectations regarding environmental, social, and governance factors. In light of the feedback that we received, we are evaluating the most material risks to the Company and endeavoring to create opportunities to enhance our bottom line and sustain long-term financial value. We also were encouraged by the investors that we engaged with to publish a report to outline our progress and initiatives to date, and we recently issued our inaugural Sustainability Report to provide transparency and accountability in this important area. We continue to evaluate our overall approach to non-financial reporting, including adherence to one or more of the several existing, globally recognized external frameworks.

Given that we are a real estate business, to date we have been focused on a few key areas of sustainability, namely:

Environmental Sustainability

We provide capital to our operators to implement and explore innovative ways to optimize efficiency and reduce our energy, water and waste footprint:

•  Utilize energy management system

•  LED retrofits

•  High-efficiency HVAC and PTAC systems and appliances

•  Occupancy sensors

•  Xeriscaping and smart irrigation systems

•  High-efficiency water fixtures and aerators

•  Partnering with vendors focused on sustainability

•  Recycling program in corporate office

Social Responsibility

We support our home office employee efforts and development by providing them with an inclusive and diverse culture:

•  Focused on providing a positive and engaging work environment for our employees and building a healthy and high performing culture

•  Competitive benefits program including comprehensive healthcare, 401(k) plan with a Company contribution; bonus and incentive pay opportunities; competitive paid-time off benefits; paid parental leave; wellness programs and development opportunities

•  Equal opportunity employer

•  Ensure Fair Labor practices

•  Encourage volunteerism through dedicated paid time off to employees to volunteer in their communities; Company matching gift program

•  56% of Board of Directors (5/9) is diverse

•  100% of Leadership Team (3/3) is diverse

We make corporate contributions to charitable organizations which are aligned with our values and purpose. We made substantial corporate donations in 2020 to:

•  Holiday Retirement’s Better Together Foundation – an employee assistance foundation with the mission of providing charitable assistance to Holiday employees (who are the employees of our largest operator)

•  NAACP Legal Defense Fund

•  Sponsors for Educational Opportunities

We partner with operators focused on providing their employees and residents a safe and energizing environment:

•  Holiday Retirement (our largest operator) achieved the “Great Place to Work” National Certification and was named by Fortune as one of the Best Workplaces for Aging Services

Governance

We seek to maintain practices which provide the right governance framework while being open and responsive to shareholder input:

•  Board composition shows commitment to diversity (3 women and 3 racially/ethnically diverse directors)

•  Board has demonstrated its commitment to evolving its governance processes, as indicated above in “—Governance Overview”

•  Comprehensive code of ethical legal and business conduct applicable to the Board and all employees

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2020 Non-Management Director Compensation

Compensation of Directors

Under our 2019-2020 director compensation program, the annual retainer payable to each non-employee member of the Board was $150,000. The program provides for $50,000 of the annual retainer to be paid in cash, and $100,000 of the annual retainer be paid in RSUs.

Additional compensation for non-employee directors who are chairpersons of each of the committees of the Board, and the non-Executive Chair of the Board, is as follows and is payable in cash:

Chair Annual Retainer
Chair of the Board	$ 25,000
Audit Committee	15,000
Compensation Committee	10,000
Nominating and Corporate Governance Committee	10,000
Investment Committee	N/A

Shortly after the onset of the COVID-19 pandemic in 2020, the Compensation Committee re-evaluated the director compensation program and determined to forego all cash payments in 2020 and instead to receive all non-employee director compensation that was due to be paid in 2020 (which includes some service for the 2019-2020 director term and some service for the 2020-2021 director term) instead in the form of equity grants. For ease of administration and to reflect as closely as possible the nature of the applicable compensation, some payments to directors in 2020 were made in the form of fully vested shares of Common Stock, and some payments were made in the form of RSUs.

The $100,000 RSU portion of the annual retainer which was granted to our non-employee directors in June 2020 is subject to vesting on the business day immediately prior to the first regularly scheduled annual meeting of our shareholders occurring after the date of grant, subject to the director’s continued service through the vesting date. The cash amounts payable to our non-employee directors are paid semi-annually in arrears on June 15 and December 15 of each year.

Ms. Givens is not separately compensated by us for her service as a member of the Board. All members of the Board are reimbursed for reasonable costs and expenses incurred in attending meetings of our Board.

Director Compensation Table for 2020

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	Total
Robert F. Savage	$ 0	$ 175,000	$ 175,000
Virgis W. Colbert	0	150,000	150,000
Norman K. Jenkins	0	65,104	65,104
Michael D. Malone	0	160,000	160,000
Stuart A. McFarland	0	165,000	165,000
David H. Milner	0	160,000	160,000
Cassia van der Hoof Holstein	0	150,000	150,000
(1)	Represents all fees earned in cash under our director compensation program.
(2)	The amounts reported in this column include the aggregate grant date fair value of each RSU award granted in 2020 calculated in accordance with FASB ASC Topic 718. The fair value of these awards was determined using the Company’s stock price as of the date of grant as noted in Note 15, Stock-Based Compensation, to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.
(3)	As of December 31, 2020, each of our non-employee directors other than Mr. Jenkins held 5,000 fully vested options to acquire shares of our Common Stock.

Frances Aldrich Sevilla-Sacasa was elected to the Board on January 25, 2021 and therefore did not earn compensation as a director in 2020.

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Non-Management Director Stock Ownership Guidelines

New Senior’s stock ownership guidelines currently provide for non-management directors to achieve stock ownership levels of four times the annual base cash retainer amount within five years of joining the Board or adoption of the guidelines. As indicated above in “2020 Non-Management Director Compensation,” non-management directors receive a portion of their retainer in RSUs, which are paid in New Senior shares when the RSUs vest. Non-management directors are required to hold such shares until their total share ownership meets or exceeds the ownership guidelines. Both the guidelines, and compliance with the guidelines, are monitored periodically. All non-management directors with at least one full year of service on the Board of Directors own stock in the Company. Directors are also subject to the Company’s policy prohibiting hedging and speculative trading in the Company’s securities, including short sales and leverage transactions, such as puts, calls, and listed and unlisted options. All non-management directors either currently meet the guidelines or are on track to meet the guidelines within five years of joining the Board or adoption of the guidelines.

Indemnification and Insurance

As permitted by its Bylaws, New Senior indemnifies its directors to the fullest extent permitted by law and maintains insurance to protect the directors from liabilities, including certain instances where New Senior could not otherwise indemnify them.

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Proposal 1

Election of Directors

The first proposal is to elect two Class I directors to serve until the 2024 annual meeting of shareholders and until their respective successors are duly elected and qualified.

The number of directors on the Board is currently fixed at nine. Our Board of Directors is divided into three classes. The members of each class of directors serve staggered three-year terms.

Our current Board of Directors is classified as follows:

Class	Term Expiration	Director
Class I	2021	Norman K. Jenkins Cassia van der Hoof Holstein Virgis W. Colbert
Class II	2022	Susan Givens Michael D. Malone David H. Milner
Class III	2023	Frances Aldrich Sevilla-Sacasa Stuart A. McFarland Robert F. Savage

The Board of Directors has unanimously proposed Norman K. Jenkins and Cassia van der Hoof Holstein as nominees for election as Class I directors. These nominees currently serve on our Board of Directors. If elected at the Annual Meeting, Mr. Jenkins and Ms. van der Hoof Holstein will hold office until the 2024 annual meeting of shareholders and until their successors are duly elected and qualified, subject to earlier retirement, resignation or removal.

One of our current directors, Virgis W. Colbert, will retire from the Company’s Board effective as of the Annual Meeting, which is the end of his term, in accordance with the requirement in our Corporate Governance Guidelines that no director shall stand for re-election after he or she has reached the age of 75. Another director, Stuart A. McFarland, notified the Company of his intention to retire from the Company’s Board of Directors effective as of the Annual Meeting. Following these retirements, after the Annual Meeting the number of directors on the Board will be reduced to seven.

The nominees for election to the Board in 2021 have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event that any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, then the persons named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy. Alternatively, the Board may reduce the size of the Board of Directors. The individuals named as proxies in the proxy card intend to vote FOR the election of each of Norman K. Jenkins and Cassia van der Hoof Holstein.

Information Concerning Our Directors, Including the Director Nominees

The principal occupation and certain other information for our continuing directors, including the director nominees, is set forth on the following pages.

Class I Director Nominees

NORMAN K. JENKINS
Age: 58 Director since: 2020 INDEPENDENT DIRECTOR Committees: • Audit

Background: Mr. Jenkins has served as a member of our Board of Directors since November 2020. Mr. Jenkins is President, Chief Executive Officer and Managing Partner of Capstone Development, LLC, a privately held real estate company focused on the development and acquisition of institutional-quality lodging assets that are affiliated with top-tier national lodging brands. Prior to founding Capstone in 2009, Mr. Jenkins was with Marriott International for 16 years, serving in several leadership positions before being named Senior Vice President of North American Lodging Development. Mr. Jenkins was the architect of Marriott’s industry-leading Diversity Ownership Initiative which was responsible for doubling the number of diverse-owned Marriott hotels over a three-year period to 500 hotels. Mr. Jenkins also serves on the board of directors of Duke Realty (NYSE: DRE) and AutoNation, Inc. (NYSE: AN). In addition, Mr. Jenkins is a member of the Washington, DC Developer Roundtable and is a former member of the Howard University Board of Trustees. He also is a frequent industry conference speaker. Mr. Jenkins earned a BA in Accounting from Howard University, an MBA from George Washington University and is a certified public accountant.

Board Skills and Qualifications: Mr. Jenkins’ deep knowledge of real estate, the hospitality sector, finance, acquisitions and  development, as well as his strong public company board expertise, led our Board of Directors to conclude that he should continue to serve as a director.

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CASSIA VAN DER HOOF HOLSTEIN
Age: 45 Director since: 2014 INDEPENDENT DIRECTOR Committees: • Compensation • Governance

Background: Ms. van der Hoof Holstein has served as a member of our Board of Directors since October 2014. Ms. van der Hoof Holstein is Director, Global Health Equity at Emerson Collective since June 2018 and a Senior Advisor at the Center for Innovation in Global Health at the Stanford School of Medicine since March 2018. She chairs the Board of Directors of PLUS1, which connects recording artists, their audiences, and pragmatic social justice efforts, and serves on the Board of Trustees of Partners In Health. Previously, Ms. van der Hoof Holstein was Chief Partnership Integration Officer for Partners In Health, where she worked from 2009 until June 2017. From 2011-2017, she was also Associate Director of the Global Health Delivery Partnership for the Department of Global Health and Social Medicine at Harvard Medical School. With Abbey Gardner, she edited Haiti After the Earthquake, published in 2012. Previously, Ms. van der Hoof Holstein was the Director of Rural Health at the Clinton HIV/AIDS Initiative (CHAI), where she worked from 2002 to 2008; Executive Producer at E*TRADE Financial, where she worked from 2000 to 2002; and a co-founder of ClearStation.com in 1999. Ms. van der Hoof Holstein began her career in global health in the Poverty Issues office of the Senate Committee on Labor and Human Resources, then chaired by Senator Edward M. Kennedy, in 1993.

Board Skills and Qualifications: Ms. Van der Hoof Holstein’s wide-ranging experience and broad knowledge of the healthcare industry led our Board of Directors to conclude that she should continue to serve as a director.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF MR. JENKINS AND MS. VAN DER HOOF HOLSTEIN TO SERVE AS OUR CLASS I DIRECTORS UNTIL THE 2024 ANNUAL MEETING OF THE SHAREHOLDERS AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

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Continuing Directors

Class II Directors (terms expire 2022)

SUSAN GIVENS
Age: 44 Director since: 2014 PRESIDENT & CHIEF EXECUTIVE OFFICER Committees: • Investment

Background: Ms. Givens has served as the Chief Executive Officer and President of New Senior Investment Group Inc. and as a member of our Board of Directors since October 2014. Ms. Givens has nearly 20 years of private equity, capital markets, M&A, general management and finance experience. Previously, Ms. Givens was a Managing Director in the Private Equity group at Fortress Investment Group, where she spent more than 13 years. She served as the Chief Executive Officer of the Company while the Company was externally managed by Fortress from 2014 through the Company’s internalization of its management in 2019. While at Fortress she also served as the Chief Financial Officer and Treasurer of New Residential Investment Corp. (NYSE: NRZ), and was responsible for various real estate, healthcare, financial services, infrastructure and leisure investments during her tenure. In addition, Ms. Givens was also responsible for overseeing equity capital markets transactions in Fortress’ Private Equity group. Prior to joining Fortress, she held various private equity and investment banking roles at Seaport Capital and Deutsche Bank in New York and London. Ms. Givens is a member of the 2021 Executive Board of the National Association of Real Estate Investment Trusts (Nareit). She is also a member of The Real Estate Roundtable.

Board Skills and Qualifications: Ms. Givens’ significant experience gained over two decades in real estate and healthcare investments, capital markets, M&A, general management and finance, as well as her role as President & Chief Executive Officer of the Company, led our Board of Directors to conclude that she should continue to serve as a director.

MICHAEL D. MALONE
Age: 66 Director since: 2014 INDEPENDENT DIRECTOR Committees: • Audit • Compensation (Chair)

Background: Mr. Malone has served as a member of our Board of Directors since October 2014. From February 2008 until February 2012, Mr. Malone served as a Managing Director of Fortress Investment Group LLC, where he managed the Charlotte, North Carolina office and was responsible for the business of the capital formation group in the southeast and southwest regions of the United States. Prior to that, Mr. Malone spent nearly 24 years of his career at Bank of America, retiring in November 2007 as a Senior Executive Banker and Managing Director. Over those years Mr. Malone worked in and ran a number of investment banking businesses for the bank and its subsidiary, Banc of America Securities LLC, including real estate, gaming, lodging, leisure and the financial sponsors businesses. Mr. Malone was appointed to the board of directors of Walker & Dunlop, Inc., a real estate financial services company, in November 2012 and serves as a member of its audit and compensation committees. Mr. Malone has also served as a director of Mr. Cooper Group, a publicly traded non-bank residential mortgage lender, since 2012 and serves as chair of its nominating and corporate governance committee and a member of its audit and compensation committees. Previously Mr. Malone served as a director and a member of the compensation committee and the audit committee of Morgans Hotel Group Co.

Board Skills and Qualifications: Mr. Malone’s extensive experience in financial services and real estate and experiences gained while serving on other public company boards led our Board of Directors to conclude that Mr. Malone should continue to serve as a director.

DAVID H. MILNER
Age: 52 Director since: 2018 INDEPENDENT DIRECTOR Committees: • Governance (Chair) • Investment

Background: Mr. Milner has served as a member of our Board of Directors since March 2018. Mr. Milner has served as the Chief Executive Officer of NuGen Capital Management since he founded the company in 2009. In that role he is responsible for the strategic direction and capital allocation of the NuGen platform. NuGen owns and operates large scale solar projects and energy storage systems and has acquired significant land and real estate holdings. Over the past 20 years, Mr. Milner founded, operated and exited from successful investment companies and businesses in energy and real estate. Mr. Milner was a Director of Climate and Alternate Energy at Hastings Funds Management, a private equity fund based in Australia and owned by Westpac Bank. Prior to HFM, he was the co-Founder of the Climate Leaders Fund, a private equity fund in the U.S. and Australia, as well as several other investment companies in both energy and real estate. Early in his career Mr. Milner founded Community IMPACT!, a non-profit inner city education and leadership development organization in Washington, D.C. He received the “Washingtonian of the Year” award, the Middlebury Alumni Achievement Award and several other honors for his nonprofit work. Mr. Milner is Chairman of the Board of Trustees at the Sidwell Friends School in Washington, D.C. and is a board member of the Samuel Huntington Fund.

Board Skills and Qualifications: Mr. Milner’s broad range of investment and management experience led our Board of Directors to conclude that he should continue to serve as a director.

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Class III Directors (terms expire 2023)

FRANCES ALDRICH SEVILLA-SACASA
Age: 65 Director since: 2021 INDEPENDENT DIRECTOR Committees: • Audit

Background: Ms. Aldrich Sevilla-Sacasa has served as a member of our Board of Directors since January 2021. Ms. Aldrich Sevilla-Sacasa was Chief Executive Officer of Banco Itaú International, Miami, Florida, from April 2012 to December 2016. Prior to that time, she served as Executive Advisor to the Dean of the University of Miami School of Business from 2011 to 2012, Interim Dean of the University of Miami School of Business from 2011 to 2011, President of U.S. Trust, Bank of America Private Wealth Management from 2007 to 2008, President and Chief Executive Officer of US Trust Company in 2007, and President of US Trust Company from November 2005 until June 2007. She previously served in a variety of roles with Citigroup’s private banking business, including President of Latin America Private Banking, President of Europe Private Banking, and Head of International Trust Business. In 2011, Ms. Aldrich Sevilla-Sacasa was appointed to the board of directors of Camden Property Trust (NYSE: CPT), one of the largest publicly traded multifamily companies in the U.S. structured as a REIT, and she currently serves as the chair of its audit committee. She also serves on the board of directors of Callon Petroleum Company (NYSE: CPE), an independent oil and natural gas company, as well as its nominating and corporate governance and strategic planning and reserves committees, since its acquisition of Carrizo Oil & Gas in 2019, where she had been a member of the board of directors since 2018. She also serves on the Board of Trustees of the Delaware Funds by Macquarie, a complex of SEC-registered mutual funds, since 2011 and acts as chair of its nominating and corporate governance committee.

Ms. Aldrich Sevilla-Sacasa holds a Bachelor of Arts Degree from the University of Miami and an M.B.A. from the Thunderbird School of Global Management.

Board Skills and Qualifications: Ms. Aldrich Sevilla-Sacasa brings to the Board considerable experience in financial services, banking and wealth management. In addition, her experience as a former president and chief executive officer of a trust and wealth management company, and as a director of other corporate and not-for-profit boards has provided her with expertise in the area of corporate governance. This background and experience led the Board to conclude that Ms. Aldrich Sevilla-Sacasa should be elected to the Board in 2021 and to continue to serve as a director.

STUART A. MCFARLAND
Age: 73 Director since: 2014 INDEPENDENT DIRECTOR Committees: • Audit (Chair) • Compensation

Background: Mr. McFarland has served as a member of our Board of Directors since October 2014. Mr. McFarland is a Managing Partner of Federal City Capital Advisors, LLC, where he worked since 1997, which is now a dormant entity. Mr. McFarland was Chairman of Federal City Bancorp, Inc. from 2005 to 2007 and President and Chief Executive Officer of Pedestal Inc., an internet secondary mortgage market trading exchange, from 1997 to 2001. Prior to these positions, Mr. McFarland held various executive roles at GE Capital, Skyline Financial Services Corp. and National Permanent Federal Savings Bank in Washington, D.C. Earlier in his career Mr. McFarland was Executive Vice President—Operations and Chief Financial Officer with Fannie Mae (Federal National Mortgage Association) and President and Director of Ticor Mortgage Insurance Company.

Mr. McFarland has served as director of Drive Shack Inc. since October 2002 (and its predecessor Newcastle Investment from 1998 until 2002) and as chairman of its audit committee and a member of its nominating and corporate governance committee and compensation committee since November 2002. In addition, Mr. McFarland currently serves as a Director of the Brookfield Investment Funds and as a member of its audit committee, and as the Lead Independent Director of the New America High Income Fund, Inc. Mr. McFarland also serves as a Director and Member of the Executive Committee of the Center for Housing Policy and is a member of the Trustees Council of The National Building Museum. Mr. McFarland is a member of the Board of Directors of Steward Partners Holdings, LLC, the holding company for Steward Partners Global Advisory, a private financial services firm, since January 2018.

Board Skills and Qualifications: Mr. McFarland’s executive leadership at global financial services firms and his public company board experience led our Board of Directors to conclude that he should continue to serve as a director.

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ROBERT F. SAVAGE
Age: 53 Director since: 2016 INDEPENDENT CHAIR Committees: • Compensation • Governance • Investment (Chair)

Background: Mr. Savage has served as a member of our Board of Directors since February 2016 and was appointed Chair of the Board of Directors in January 2019. Mr. Savage has served as Chief Executive Officer of Jack Creek Investment Corp. (Nasdaq: JCIC), a company focused in the food and grocery supply chain market, since January 2021. Mr. Savage is also Co-founder and President of KSH Capital LP since its founding in 2015. KSH Capital provides real estate entrepreneurs with capital and expertise to seed or grow their platform. Prior to founding KSH Capital, Mr. Savage was Co-founder, President of KTR Capital Partners from 2005 to 2015, an investment, development and operating company focused exclusively on the industrial property sector in North America. At KTR, Mr. Savage was co-head of the firm’s Investment Committee and responsible for management of the firm’s day-to-day operations, including oversight of capital deployment, portfolio management and capital markets activities. Previously, Mr. Savage was a Partner at Hudson Bay Partners, L.P. a private equity firm focused on investing in real estate-intensive operating businesses. Mr. Savage also worked in the Investment Banking Division at Merrill Lynch & Co. where he specialized in corporate finance and M&A advisory services for REITs, private equity funds and hospitality companies. Mr. Savage is Chairman of the Board of Directors of VolunteerMatch.org, a San Francisco based 501(c)(3) that operates the largest volunteer network in the nonprofit world. Mr. Savage is a member of the Board of Trustees of Mount Sinai Health System in New York, The Taft School and is a Director of Environmental Waste International, Inc. (TSXV: EWS).

Board Skills and Qualifications: Mr. Savage’s significant knowledge of the real estate industry and public REIT sector, as well as extensive experience in real estate investment and development, led our Board of Directors to conclude that he should continue to serve as a director.

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Proposal 2

Ratification of the Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm

Ernst & Young LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2020 and has served as our independent registered public accounting firm since we became a public company in 2014. The Audit Committee of the Board of Directors has appointed Ernst & Young LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2021, and has further directed that the selection of the independent registered public accounting firm be submitted for approval by the shareholders at the Annual Meeting.

Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be given the opportunity to make a statement, if they so desire. These representatives will be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR FISCAL YEAR 2021.

Principal Accountant Fees and Services

In connection with the audit of the 2020 consolidated financial statements, the Company entered into an engagement letter with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP has performed audit services for the Company.

The following summarizes Ernst & Young LLP’s fees for professional services rendered in 2020 and 2019:

Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees	Total
2020	$1,254,000	$—	$432,526	$—	$1,686,526
2019	1,840,081	—	587,852	—	2,427,933

Audit Fees

Includes fees and related out-of-pocket expenses for the audit services associated with the annual audit of the consolidated financial statements of the Company, including the audit of internal control over financial reporting, the review of the Company’s quarterly reports on Form 10-Q, work performed in connection with any registration statements, consents and assistance with and the review of documents filed with the SEC.

Audit-Related Fees

None.

Tax Fees

Includes fees for tax services and related out-of-pocket expenses associated with tax compliance, including the preparation, review and filing of federal, state and local income tax returns, tax due diligence, transfer pricing and related benchmarking analyses, and tax advice.

All Other Fees

None.

The Audit Committee has considered all services provided by the independent registered public accounting firm to us and concluded this involvement is compatible with maintaining the auditors’ independence. The Audit Committee is responsible for appointing the Company’s independent registered public accounting firm and approving the terms of the independent registered public accounting firm’s services. The Audit Committee has policies and procedures that require the approval of the Audit Committee of all fees paid to, and all services performed by, the Company’s independent registered public accounting firm. The Audit Committee approves the proposed services, including the nature, type and scope of services contemplated and the related fees. The fees and services provided as noted in the tables above were authorized and approved by the Audit Committee.

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Audit Committee Report

In accordance with and to the extent permitted by the rules of the SEC, the information contained in the following Audit Committee Report shall not be incorporated by reference into any of the Company’s future filings made under the Exchange Act, and shall not be deemed to be “soliciting material” or to be “filed” under the Exchange Act or the Securities Act of 1933, as amended.

The Audit Committee operates under a written charter approved by the Board of Directors, consistent with the corporate governance rules issued by the SEC and the NYSE. The Audit Committee’s charter is available on the Company’s website at www.newseniorinv.com. The members of the Audit Committee hold executive sessions throughout the course of the year.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. It is not the duty of the Audit Committee to prepare the Company’s financial statements, to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate in accordance with U.S. generally accepted accounting principles. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing the financial statements and expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with U.S. generally accepted accounting principles.

The Audit Committee has reviewed and discussed with management and Ernst & Young the Company’s internal control over financial reporting, including a review of management’s and Ernst & Young’s assessments of and reports on the effectiveness of internal control over financial reporting.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed with management the audited financial statements in the annual report to shareholders. The Audit Committee has discussed with Ernst & Young the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC, including the auditor’s independence, the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles, the consistency of their application and the clarity and completeness of the audited financial statements, the scope of the audit, the Company’s critical accounting policies and estimates and the critical audit matter addressed during the audit.

The Audit Committee has received the written disclosures and the letter from Ernst & Young required by the applicable PCAOB requirements and has discussed with Ernst & Young the firm’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors agreed) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC. The Audit Committee and the Board of Directors also have recommended that shareholders ratify of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for fiscal year 2021.

This report is furnished by the members of the Audit Committee.

Frances Aldrich Sevilla-Sacasa	Michael D. Malone
Virgis W. Colbert	Stuart A. McFarland (Chair)
Norman K. Jenkins

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Proposal 3

Advisory Vote On 2020 Executive Compensation

In accordance with Section 14A of the Exchange Act and the related SEC rules promulgated thereunder, we are providing our shareholders the opportunity to cast a non-binding advisory vote to approve the 2020 compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our NEOs.

As described in the “Compensation Discussion and Analysis” section of these proxy materials, the primary objectives of our executive compensation program are to attract and retain qualified individuals who can help the company achieve its key business objectives and ultimately increase long-term shareholder value. We urge our shareholders to review the Executive Compensation section below and the compensation tables and narrative discussion included therein for more information.

We believe that our executive compensation programs have been effective at promoting the achievement of positive results, appropriately aligning pay and performance, and enabling us to attract and retain very talented executives while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

For these reasons, the Board recommends a vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon us. Notwithstanding the advisory nature of this vote, the Compensation Committee values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The affirmative vote of the holders of a majority of the votes cast by our shareholders in person or represented by proxy and entitled to vote is required to approve this Proposal 3.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE 2020 COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THESE PROXY MATERIALS.

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Compensation Discussion and Analysis

Executive Summary

Fiscal 2020 In Review

Following a transformational year for New Senior in 2019 as we internalized our management effective January 1, 2019, fiscal 2020 started out strong. However, beginning in February our business began to face significant challenges with the onset of the COVID-19 pandemic. While the pandemic has severely impacted the entire world, at-risk populations, including seniors in the communities we serve, have been disproportionately impacted by the effects of COVID-19. The health and safety of our residents and our operators’ associates around the country was – and remains – our top priority. The pandemic led federal, state and local governments and public health authorities to impose measures intended to control the spread of COVID-19, including restrictions on freedom of movement and business operations such as travel bans, border closings, business closures, quarantines and shelter-in-place orders. As the owner of a portfolio of independent senior living properties, our operators had to implement several measures to ensure the health and safety of residents and employees, including restrictions on move-ins, restrictions on non-essential visitors, restrictions on communal dining and activities, enhanced cleaning protocols and requirements to wear personal protective equipment. As a result of these actions, we had fewer move-ins, resulting in significant occupancy declines, and higher expenses as our operators worked to limit the spread of the virus. While necessary, these actions had a significant impact on our operational and financial performance in 2020, and these actions and the uncertainty caused by the pandemic resulted in increased volatility in our stock price performance throughout the year.

While the pandemic had a significant impact on our business, we saw features unique to our independent living properties that allowed our operators to adjust protocols within our communities and effectively manage the spread of the virus while also reducing expenses in response to lower occupancy levels. As a result, our incidence rate of COVID-19 cases throughout the year remained relatively low versus reported results in the senior housing industry, and our portfolio has experienced lower occupancy and NOI declines than the broader industry. In addition, strategic initiatives completed early in 2020 positioned us well prior to the onset of COVID-19. These actions, together with strong balance sheet management, enabled us to achieve solid AFFO(1) per share results of $0.71, which was at the high end of the original guidance that we provided to investors in February 2020 prior to the onset of COVID-19, and was also at the high end of the guidance that we provided to investors in August 2020 in connection with the release of our second quarter earnings results.

We executed significant initiatives within our capital structure and portfolio, as well as at the corporate level, to mitigate the pandemic’s overall impact on our results:

Corporate

•   Established principles to guide actions during COVID-19 pandemic

•   Focus on safety and health of residents and property-level associates

•   Remain a strong partner to our operators and other business relationships

•   Protect our financial health

•   Focused on transparency with frequent communications to stakeholders

•   Provided frequent updates on COVID-19

•   Provided revised expectations for 2020 financial performance throughout the year

•   Identified and achieved G&A reductions to help offset portfolio NOI declines

•   Continued governance improvements including appointment of new independent director

Portfolio

•   Completed sale of 28-asset AL/MC portfolio in February 2020

•   Simplified portfolio & improved free cash flow

•   Focused asset management – worked closely with our operators throughout the pandemic

•   Made difficult decisions early in the crisis including restricting access to properties

•   Collaborated and advised on protocol changes throughout the pandemic

•   Worked with operators to identify opportunities to reduce property level operating costs

•   Flexible operating and staffing models allowed for efficient cost controls

•   Capitalized on operational expense savings opportunities improving results

Capital Structure & Liquidity

•   Significantly improved balance sheet through portfolio transaction executed in February 2020

•   Repaid ~$360 million of debt

•   Completed ~$400 million of refinancing activity, resulting in lower debt costs and an extension of debt maturities by two years

•   Closely monitored interest rate environment throughout pandemic and opportunistically executed interest rate swap, de-risking future borrowing costs

•   Managed liquidity to ensure Company was well-positioned given uncertainty

•   Reduced non-essential capital expenditures enabling liquidity preservation

•   Reduced dividend by 50% to preserve liquidity; still returned $26.8 million to shareholders (6.3% dividend yield for 2020)

(1)    AFFO represents a non-GAAP financial measure. For a reconciliation of each such measure to the most directly comparable measure calculated in accordance with GAAP, refer to Appendix A to this Proxy Statement.

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In summary, despite an extremely challenging year, we were pleased with how our business performed in the face of the global pandemic in 2020. We believe that our portfolio continues to benefit from our independent living model and a more flexible expense structure. We were able to offset occupancy losses at our properties throughout the year with property expense reductions and interest savings. We worked tirelessly with our operators to respond swiftly at the outset of the pandemic, including making difficult decisions early on to restrict access to our properties to protect residents and staff. We believe that these actions, together with financial efficiencies driven by our independent living model, helped us to achieve strong AFFO results for 2020. Our stock price at the close of the year partially recovered to $5.18, which we believe reflects an understanding by investors of our 2020 results and positioning in the market going forward.

The Compensation Committee’s Process & Evaluation

The Compensation Committee met seven times in 2020 (and an additional two times in early 2021) to review the impacts of COVID-19 and consider the appropriate compensation actions to take in light of the circumstances. As discussed in more detail below, the Compensation Committee utilized the following framework in making decisions relating to executive compensation for 2020:

•	In considering the 2020 Annual Incentive Plan, the Compensation Committee:

o	acknowledged the disruption to the business and the unprecedented levels of uncertainty and difficulties in forecasting financial results, and took the step of restating the 2020 Annual Incentive Plan;

o	increased the level of discretion over the subjective component of the plan (from 40% to 50%) for the Compensation Committee and ultimately utilized this discretion when it determined final compensation decisions for 2020 and reduced the payout percentage related to the subjective performance component for all executives below the levels that were awarded for 2019; and

o	considered what the payouts would have been for each of the NEOs under the originally approved 2020 Annual Incentive Plan in making its cash bonus determinations for 2020.

•	The Compensation Committee considered the importance of not only preserving the Company’s small workforce, but appropriately and adequately motivating and rewarding performance for 2020.

•	Despite the impacts of COVID-19 on the Company’s business, and particularly the impacts to the expected future value of the LTI awards granted to executives in 2020 and prior years, the Compensation Committee did not approve any retention or other one-time awards to executives.

•	The Compensation Committee did not make any modifications to the long-term incentive awards granted in February 2020.

2020 Total Shareholder Return

The graph below compares our average total shareholder return (“TSR”) performance versus the average TSR of two comparable indices: the MSCI U.S. REIT Index and the FTSE Nareit Equity Health Care Index. The graph assumes an investment of $100 in our shares in each of the indices on December 31, 2018, which corresponds to the timing of the Internalization. The past performance of our shares is not an indication of future performance.

2-Year TSR (2019-2020)

After our 2019 TSR of approximately 101.8% ranked us as the best performing public REIT in the two indices noted above, 2020 saw our TSR drop significantly as a result of the impacts of the COVID-19 pandemic. The financial markets experienced significant stress in March 2020 almost immediately following the onset of the effects of COVID-19. The economic shock rapidly lowered market prices of equity and debt securities, and rising uncertainty regarding the economy caused significant volatility. The steep decline in stock price for New Senior, all of the peers in our peer groups, and the senior housing market persisted throughout the year as the market continues to try to understand the longer-term impacts of the pandemic. And while REITs, including those in our senior housing sector, have partially rebounded as the year progressed, uncertainty persists which will only dissipate over the passage of time when more stability returns to the markets. Despite the significant pressures in 2020, our two-year TSR still outperforms both the MSCI U.S. REIT Index and the FTSE Nareit Equity Health Care Index.

We have focused above on two years of total return because 2019 was the year that we internalized, and was therefore the first year that we had employees dedicated to providing services to New Senior and operated as a self-managed company.

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Say-on-Pay and Engagement with Shareholders

2019 was our first fiscal year following the Internalization and, as a consequence, was the first year in which we had employees who we paid directly. Accordingly, we have not historically disclosed information relating to executive compensation for years prior to 2019 for certain executives. In addition, we held our first say-on-pay and frequency of say-on-pay votes at the 2020 Annual Meeting of Shareholders. We were pleased to have the support of 95.5% of the shares which were voted in favor of our first say-on-pay proposal last year. In addition, in response to the overwhelming expression of shareholder support (97.4%) last year in favor of an annual frequency of say-on-pay votes, our Board determined to hold these votes annually and we are again including a say-on-pay vote in this Proxy Statement.

Compensation Program Summary

Competing successfully in our industry requires dedicated, knowledgeable individuals who are committed to delivering outstanding shareholder returns while effectively building relationships across the industry. The Compensation Committee is committed to continuously reviewing New Senior’s compensation practices so that its program is in line with the market, is responsive to concerns of shareholders and takes into account best compensation practices. New Senior’s 2020 executive compensation program had the following key structural features:

Total Compensation

A substantial majority of each executive’s total compensation is performance-based;

Balance of Metrics

There are balanced metrics across our short-term cash bonus plan and our long-term incentive plan which include financial, operational and TSR goals;

Short and Long-Term Focus

We have established goals which balance and measure value creation over both the short and long-term;

Strong Alignment with Shareholders

We have created strong alignment of management and shareholder interests through practices such as stock ownership guidelines for executives, balanced goals and incentives to drive to shareholder returns; and

Long-Term Equity Design Utilizes Best Practices

75% of the grant-date value of our annual equity awards in 2020 was performance-based, based on our TSR versus an index, with target payouts only being achieved if we outperform versus the index and awards that are reduced if TSR is negative, as described in more detail below:

100% of the performance-based award long-term incentive award is granted based on 3-year relative performance to the FTSE Nareit Equity Health Care Index.	New Senior must outperform the FTSE Nareit Equity Health Care Index by achieving relative performance at the 55th percentile to earn the target award.	New Senior utilizes an absolute TSR modifier whereby awards are reduced if the Company’s absolute TSR is negative.

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Introduction

Named Executive Officers

The Compensation Discussion and Analysis that follows provides a description of our compensation program for each of the individuals listed below. We refer to these individuals throughout the Compensation Discussion and Analysis and the tables and narratives that follow as our named executive officers or NEOs. For 2020, our named executive officers were as follows:

Internalization

Until January 1, 2019, Ms. Givens and Mr. Patel were employees of our Former Manager (see “Corporate Governance and Related Matters–Certain Relationships and Related Party Transactions”). Each of these officers was compensated by the Former Manager and did not receive any compensation directly from us. We did not reimburse our Former Manager or any of its affiliates for the compensation of any of these officers and did not make any decisions regarding their compensation. Only Mr. Patel, who served as our Interim Chief Financial Officer, Treasurer, and Chief Accounting Officer throughout 2018, was exclusively dedicated to providing services to New Senior prior to 2019. Accordingly, the Former Manager determined that the entire amount of the compensation that it paid to Mr. Patel in or in respect of 2018 was for services that he performed for New Senior and Mr. Patel’s compensation for 2018 is included in the “Summary Compensation Table” below. Although Ms. Givens devoted a substantial portion of her time to New Senior in 2018, she did not exclusively provide services to us and therefore the Former Manager was not able to segregate and identify any portion of the compensation awarded to her as relating solely to service performed for us. Accordingly, we have not included any information relating to the compensation paid to Ms. Givens by our Former Manager in or in respect of years prior to 2019 in the “Summary Compensation Table” below.

We internalized our management on January 1, 2019 and are no longer externally managed by the Former Manager. In connection with the Internalization, we entered into employment agreements with Ms. Givens and Mr. Patel, with initial terms running through December 31, 2021. These employment agreements document the key elements of our executive compensation program and reflect our pay-for-performance compensation philosophy. We believe that use of employment agreements is critical to ensuring a stable, appropriately incentivized management team as we transition from an externally to internally managed company. These agreements are described in more detail below in the section entitled “—Other Compensation and Benefits—Executive Agreements.”

Governance and Compensation

Executive Compensation Philosophy

We have designed our compensation programs to help us recruit and retain the executive talent required to successfully manage our business, achieve our business objectives and maximize their long-term contributions to our success. We include compensation elements that are designed to align the interests of executives with our goals of enhancing shareholder value and achieving our long-term strategies. We determine total annual compensation by reviewing the median of the competitive market, then position compensation at, above or below the median based on experience, performance, critical skills and the general talent market for each senior executive.

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Best Practices that Support our Executive Compensation Philosophy

The Compensation Committee oversees the design and administration of our executive compensation programs and evaluates these programs against competitive practices, legal and regulatory developments and corporate governance trends. The Compensation Committee has incorporated the following best practices into our programs.

What We Do	What We Don’t Do
Significant Majority of Pay is Performance-Based	Excise Tax Gross-Ups
Emphasize Long-Term Compensation to Align Pay with Long-Term Performance	Repricing of Stock Options
Meaningful Stock Ownership Requirements For NEOs	Golden Parachutes
Robust Clawback Policy That Applies to All Incentive Compensation	Permit Hedging or Pledging of Company Stock
Double-Trigger Change in Control Vesting of Equity Awards	Dividends or Dividend Equivalents on Unearned Performance Shares
Proactive Engagement With Shareholders	Excessive Perquisites or Personal Benefits
Utilize Independent Compensation Consultant	Accelerated Vesting of Equity Awards or Severance Benefits Solely Upon a Public Change in Control

Key Participants in the Compensation Process

Role of the Compensation Committee

The Compensation Committee assists the Board of Directors in determining the compensation of our executive officers. It evaluates and recommends to the Board of Directors appropriate policies and decisions relative to executive officer salary, benefits, bonus, incentive compensation, severance, equity-based and other compensation plans.

As described in more detail below, compensation for fiscal year 2020 for each of our NEOs was determined by the Compensation Committee based upon a review of the Company’s performance, including shareholder returns, the individual performance of each NEO, and certain peer group information.

Further, the Compensation Committee evaluates the Company’s compensation programs on an annual basis to ensure that our plans do not induce or encourage excessive risk-taking by participants. Pursuant to its charter, the Compensation Committee may delegate authority to act upon specific matters to a subcommittee.

Role of Management

Our CEO made recommendations to the Compensation Committee regarding executive compensation actions and incentive awards. The General Counsel (who also serves as the Chief Human Resources Officer) serves as the liaison between the Compensation Committee and FPL, providing internal data on an as-needed basis so that FPL can produce comparative analyses for the Compensation Committee. In 2020, the Company’s human resources, finance and legal departments supported the work of the Compensation Committee by providing information, answering questions and responding to various requests of committee members.

Role of the Independent Compensation Consultant

In 2020, the Compensation Committee continued to use the services of FPL in fulfilling its obligations under its charter, the material terms of which are described elsewhere in this Proxy Statement under the heading “Corporate Governance and Related Matters—Compensation Committee.” FPL generally provides the Committee with objective expert analyses, assessments, research, and recommendations for executive compensation programs, incentives, perquisites and compensation standards. FPL was first engaged by the Compensation Committee in 2018 as the Company began preparations for the Internalization and the hiring of a management team.

FPL attended 6 meetings of the Compensation Committee in 2020. Specifically, during 2020 FPL performed the following services:

•	Conducted a review of the Company’s Annual Incentive Plan (“AIP”) and Long-Term Incentive (“LTI”) plan in light of the impacts of COVID-19 and advised the Committee with respect to appropriate actions throughout the year;

•	Provided analysis and recommendations to assist the Compensation Committee in evaluating the Company’s non-management director compensation program; and

•	Kept the Compensation Committee apprised throughout the year on key legislative developments impacting compensation and best practices in executive compensation governance.

FPL is paid a fee by the Company for providing its services relating to executive and director compensation and is also reimbursed for reasonable travel and business expenses and any fees related to the purchasing of compensation benchmarking data.

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FPL performs no services for management unless requested by or on behalf of the Chair of the Compensation Committee. The Compensation Committee selected FPL to serve as its Independent Compensation consultant only after assessing the firm’s independence. As part of its independence review, the Compensation Committee reviewed the Company’s relationship with FPL and determined that no conflicts of interest existed. The Compensation Committee has the sole authority to retain and terminate its consultants, including FPL.

External Benchmarking

The Compensation Committee considers competitive market compensation data, in addition to other factors, in determining policies and programs that address executive compensation, benefits and perquisites. Traditionally, companies compare their compensation practices and performance against the performance of a single group of companies whose business model and industry are relatively similar to those of the company. Because New Senior is one of the smaller REITs by market capitalization, the Committee, at FPL’s recommendation, determined that it would be appropriate to utilize two peer groups—one for size and one for the healthcare REIT industry—in designing and administering the Company’s executive compensation program. This two peer group approach allows for New Senior to see how its compensation compares to REITs of a similar size, as well other healthcare REITs, all of which can be helpful in guiding magnitude decisions, structure and design decisions.

Therefore, for 2020 pay decisions for the NEOs, the Compensation Committee selected and reviewed compensation levels and elements at companies in the following two peer groups (the “Peer Groups”), all of which are comprised of public real estate companies:

•	Size Peer Group. A peer group of 14 public real estate companies comparable to New Senior in terms of total market capitalization (the “Size Peer Group”).

•	Healthcare Peer Group. A peer group of 13 public real estate companies comparable to New Senior in terms of industry (the “Healthcare Peer Group”).

Size Peer Group

CareTrust REIT, Inc.

Columbia Property Trust, Inc.

Community Healthcare Trust Incorporated

DiamondRock Hospitality Company

Easterly Government Properties, Inc.

Global Medical REIT Inc.

Independence Realty Trust, Inc.

LTC Properties, Inc. National Health Investors, Inc. One Liberty Properties, Inc. RPT Realty Sabra Health Care REIT, Inc. Summit Hotel Properties, Inc. Washington Real Estate Investment Trust
Healthcare Peer Group

CareTrust REIT, Inc.

Community Healthcare Trust Incorporated

Healthcare Realty Trust Incorporated

Healthcare Trust of America, Inc.

Healthpeak Properties, Inc.

LTC Properties, Inc.

Medical Properties Trust, Inc.

National Health Investors, Inc. Omega Healthcare Investors, Inc. Physicians Realty Trust Sabra Health Care REIT, Inc. Ventas, Inc. Welltower Inc.

QTS Realty Trust, Inc. and Rexford Industrial Realty, Inc., were both removed from the Size Peer Group in 2020 due to their significantly larger size than New Senior, and were replaced by Community Healthcare Trust Incorporated and Global Medical REIT Inc. Community Healthcare Trust Incorporated was already part of the Healthcare Peer Group. There were no changes made to the Healthcare Peer Group in 2020. The Peer Group compensation analysis prepared by FPL was utilized by our Compensation Committee as part of the process of reviewing and making decisions regarding our NEO compensation for 2020. The Compensation Committee annually reviews and evaluates these Peer Groups to ensure that they remain appropriate.

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Elements of Compensation

NEO Compensation Elements at a Glance

The compensation of our executive officers, including our NEOs, is reviewed in detail by the Compensation Committee during the first quarter of every year. NEO direct compensation for 2020 consisted of a base salary, an AIP award and LTI awards, each of which is detailed below:

2020 Compensation Element	Form	Rationale for Providing
Base Salary	Cash	Base salary is a competitive fixed pay element tied to role, experience, performance and criticality of skills.
Annual Incentive Award	Cash	The AIP is designed to reward achievement of Company and individual performance objectives. This calculation uses financial metrics – AFFO Per Share and Same Store Cash NOI (Managed Portfolio) – that are fundamental short-term drivers of shareholder value. Each NEO also had 50% of his or her AIP tied to the achievement of individual and team goals in 2020.
Long-Term Incentive Awards	Stock

The LTI plan is designed to reward performance that drives long-term shareholder value through the use of a three-year measurement period and vesting. The terms of the LTI awards granted to executives in early 2020 were:

•   PSUs (75% of LTI mix) are aligned with long-term growth and provide rewards linked to absolute stock price performance (due to denomination as New Senior share units) based on Relative TSR achievement over a three-year period versus two indices, with an absolute TSR modifier to reduce the awards in the event of negative growth.

•   RSUs (25% of LTI mix) provide stronger retentive value and align compensation with improved stock price performance.

The Company also provides benefits and limited perquisites to its NEOs that it believes are competitive with the external market for talent. For a more detailed discussion of these benefits and perquisites, see the discussion under the heading “Benefits and Perquisites.”

The Compensation Committee has adopted a compensation program that meets New Senior’s goals of aligning executive and shareholder interests and appropriately incentivizing New Senior’s executives. The allocation of the elements of the compensation program – base salary, annual cash incentives and long-term equity incentives — helps New Senior to retain, motivate and reward the NEOs and other executives and, at the same time, emphasizes performance-based compensation. The chart below illustrates our CEO’s base salary, annual cash incentive (at target) and long-term equity incentive (at target) as a percent of total target compensation for 2020. A total of 69.3% of New Senior’s CEO’s compensation was performance-based in 2020.

Base Salaries

Base salaries are established at levels that will attract and retain talented executives. Base salaries are not “at risk” elements of compensation. Base salaries are reviewed annually by the Compensation Committee each February and may be adjusted to better match market competitive levels, to acknowledge the scope of the individual’s role in the organization and experience in the current position and/or to recognize an individual’s growth and development. Base salaries for the NEOs approved in February 2020, as well as the salaries approved for the NEOs in February 2021, are as follows:

Named Executive Officer	2020 Base Salary	2021 Base Salary	Percent Increase
Susan Givens	$ 750,000	$ 750,000	0%
Bhairav Patel	350,000	350,000	0%
Lori B. Marino	425,000	425,000	0%

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2020 Annual Incentive Plan

The Company’s AIP provides for an annual cash payment to participating executives established as a target percentage of base salary. In setting AIP awards, the Compensation Committee approves target AIP awards after careful consideration of external data, individual roles and responsibilities and individual performance.

The Company pays for AIP performance that demonstrates substantial achievement of plan goals. We establish strong incentives and set aggressive goals for financial metrics at the start of a year. The Company must achieve a certain threshold for each of the financial performance metrics discussed below in order for each performance component to be considered in the calculation of the AIP payout. Performance below the threshold performance level results in a zero payout for that particular performance component.

The formula to determine each NEO’s AIP total potential payment is as follows:

The individual component, which is at the discretion of the Compensation Committee, is then factored into the payout. Both the individual performance component of the AIP and the overall AIP award payout are capped at percentages set forth in each NEO’s Executive Agreement (250% of the annual cash bonus target in the case of the CEO and 150% in the case of the other NEOs).

2020 AIP Performance Metrics, Weightings and Results

Based on the Company’s 2020 business objectives, the Compensation Committee identified financial performance metrics and a subjective individual component for the 2020 performance year, which together comprise the AIP Performance Factor.

The Compensation Committee utilized the same two financial performance metrics in 2020 as it used in 2019 — AFFO Per Share and Same Store Cash NOI (Managed Portfolio). The original targets for each financial metric were based on the Company’s 2020 operating budget and were set early in 2020 prior to the onset of the COVID-19 pandemic. The Compensation Committee reviewed the operating budget with management to ensure that the targets were appropriate and determined that the achievement of the combination of financial goals would be challenging and reflect strong performance in our business.

As discussed above in “–The Impacts of COVID-19,” COVID-19 had obvious impacts on our financial performance and our stock price performance during 2020. In light of these impacts, the Compensation Committee determined to restate the 2020 AIP (the “Restated 2020 AIP”) in conjunction with the Company disclosing a new public guidance range to investors at the time we reported earnings for the second quarter in August 2020. At that time, the Compensation Committee adjusted the performance levels related to one of the two financial metrics as follows:

	Original Ranges			Restated Ranges
Metrics	Threshold	Target	Max	Threshold	Target	Max
AFFO Per Share	$0.67	$0.69	$0.71	Unchanged	Unchanged	Unchanged
Same Store Cash NOI (Managed Portfolio)	(1.0)%	0.25%	1.5%	(8.5)%	(6.5)%	(4.5)%

As illustrated in the table above, the AFFO Per Share range remained the same in the Restated 2020 AIP. In addition, in comparison to the prior year, the AFFO Per Share range for 2020 was higher than both the performance levels and targets were in 2019. The range of performance levels for Same Store Cash NOI (Managed Portfolio) in the Restated 2020 AIP were reduced below the ranges originally established for 2020 prior to the widespread impact of COVID-19 in the United States, and they reflect performance levels below 2019 levels due to significantly lower occupancy levels as a result of the pandemic. However, with respect to financial performance metrics, Same Store Cash NOI (Managed Portfolio) is considered by the Compensation Committee to be of lesser importance than AFFO Per Share, and as such has always been assigned lesser weight in the plan design. In addition, the Compensation Committee determined that the restated ranges continued to be rigorous in light of the impacts of COVID-19 on the business.

In addition to restating the performance levels related to the two financial metrics, the Compensation Committee also adjusted the weightings of each component as follows. As illustrated in the table below, when adopting the Restated 2020 AIP, the Compensation Committee elected to retain a higher level of subjective discretion over executive compensation and increased the weighting for the subjective component so that it had the flexibility to make appropriate compensation decisions as management navigated the difficulties of the COVID-19 pandemic as it evolved over the remainder of the year. The Compensation Committee ultimately utilized this discretion when it determined final compensation decisions for 2020 and reduced the payout percentage related to the subjective performance component for all executives below the subjective percentage levels that were awarded for 2019.

Metrics	Original Weightings	Restated Weightings
AFFO Per Share	40%	33%
Same Store Cash NOI (Managed Portfolio)	20%	17%
Subjective Performance	40%	50%

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The following table sets forth the components for the Restated 2020 AIP, the weighting of each component and rationale for its usage, and the 2020 actual results.

Performance Metric & Rationale for Use	Weighting	Threshold	Target	Maximum	2020 Results(1)
AFFO Per Share Important measure of the value provided to shareholders which encourages focus on profitability – frequently used REIT earnings measurement on a per share basis.	33%	$0.67	$0.69	$0.71	$0.71
Same Store Cash NOI (Managed Portfolio) Intended to enable management to evaluate the performance of a consistent portfolio of real estate in a manner that eliminates variances attributable to changes in the composition of our portfolio over time, due to sales and various other factors.	17%	(8.5)%	(6.5)%	(4.5)%	(5.4)%
Individual Component Provides focus on supporting enterprise initiatives that are aligned with the strategy of the business with a view towards driving shareholder value.	50%	N/A	N/A	N/A	Discretion

(1)	Represents a non-GAAP financial measure. For a reconciliation of each such measure to the most directly comparable measure calculated in accordance with GAAP, refer to Appendix A to this Proxy Statement.

The two financial performance metrics described above are non-GAAP financial measures and should not be considered a substitute for measures determined in accordance with GAAP. These non-GAAP financial measures may not be comparable to similar measures reported by other companies or those that we use in our Annual Report on Form 10-K or other external financial presentations.

In making the compensation decisions for fiscal 2020, the Compensation Committee considered what the resulting payouts would have been for each of our NEOs had the originally approved 2020 AIP remained in effect at the end of the year. The Compensation Committee considered the following in approving the final 2020 AIP awards:

•	The payout factor related to achievement of the financial metrics under the originally approved 2020 AIP was high due to the strong AFFO Per Share results, and holding the subjective performance factors for each NEO constant to 2019 levels, would have resulted in an AIP payout well above target levels even under the originally approved AIP;

•	The reduction in the weighting for AFFO in the Restated 2020 AIP had the overall effect of decreasing compensation (because the payout would have achieved maximum in either case and the overall weighting was reduced);

•	The revised Same Store Cash NOI (Managed Portfolio) levels in the Restated 2020 AIP had the overall effect of increasing compensation (because this metric would not have achieved a payout under the original 2020 AIP); and

•	The decision to retain a higher level of subjective discretion over executive compensation and increase the weighting for the subjective component from 40% to 50% had the overall effect of reducing compensation on a percentage basis, as the Compensation Committee ultimately reduced the payout percentage related to the subjective performance component for all executives below the levels that were awarded for 2019.

The Compensation Committee assessed the above, as well as the Company’s financial performance prior to the onset of COVID-19 and the significant actions management took to navigate the unprecedented pandemic during the remainder of the year. The Compensation Committee also considered the fact that the Company took early and aggressive steps to reduce the spread of COVID-19, prioritizing resident and associate safety, notwithstanding the impacts on occupancy and achievement of the financial performance metrics. Based on its evaluation of these items and other considerations after the conclusion of 2020, the Compensation Committee determined that the weightings and the metrics utilized in the Restated 2020 AIP were appropriate.

2020 AIP Performance Measure Weightings for Each NEO

Each NEO has a set threshold, target and maximum annual cash incentive bonus, each expressed as a percentage of base salary. The weighting of each performance measure for the Chief Executive Officer at the threshold, target and maximum bonus levels is 75%, 150% and 250%, respectively. The weighting of each performance measure for the other NEOs at the threshold, target and maximum bonus levels is 50%, 100% and 150%, respectively.

AIP Individual Component Considerations

As described above, for 2020, 50% of each NEO’s AIP bonus was based on the individual component, which rewards achievement of their individual and team goals. In determining the subjective component of the annual bonuses, the Compensation Committee evaluated the performance of our company for the year compared to other real estate investment trusts and the overall market. The determination made with respect to the subjective component of each NEO’s bonus was awarded based on the Compensation

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Committee’s consideration of the Company’s overall results for 2020, as well as the following individual achievements.

•	Susan Givens, President, Chief Executive Officer and Director:

Successfully navigated New Senior through a turbulent year that saw a global pandemic disproportionately affecting the cohort that we serve and causing significant disruption to the business and volatility in our stock price;
Oversaw completion of successful transactions which improved the Company’s balance sheet and extended its debt maturities;
Spearheaded the Company’s increased investor outreach efforts and transparency of communication with all stakeholders, including being the only REIT with a senior housing portfolio that provided explicit financial guidance to investors post-COVID;
Drove the development of a multi-year capital expenditure program and the launch of a renovation prototype;
Recruited two well-respected and experienced independent members to the Board of Directors; and
Partnered with all operators throughout the year to share best practices and drive best business results, while achieving best performance possible.

•	Bhairav Patel, Executive Vice President, Finance and Chief Accounting Officer and Interim Chief Financial Officer:

Successfully transitioned the finance and accounting function to a fully remote working environment after the onset of COVID-19, maintaining financial reporting accuracy and delivering on all required timelines;
Opportunistically executed an interest rate swap at an attractive rate, increasing the Company’s fixed rate debt exposure and capitalizing on the declining interest rate environment;
Proactively worked with lenders to ensure ongoing compliance with all covenants and requirements;
Took prudent steps to reorganize finance and accounting function; and
Supported the rest of the senior management team in the achievement of the Company’s objectives in other areas of the business.

•	Lori B. Marino, Executive Vice President, General Counsel and Corporate Secretary:

Monitored and proactively addressed various concerns throughout 2020 relating to the impact of COVID-19 on our communities and our business, and led government affairs efforts to advocate for better outcomes for the Company and our operators;
Supported a wide range of capital markets transactions and strategic initiatives;
Significantly reduced external legal counsel spend in 2020 versus 2019;
Completed a comprehensive review in corporate governance and drove progress in various areas, including improved proxy disclosures in 2020 and advancements in the corporate secretarial function;
Completed an organizational and staffing review and drove prudent headcount actions; and
Implemented a corporate philanthropy program and continued to take steps to promote a healthy and high performing culture.

2020 AIP Awards Paid in 2021

The actual 2020 AIP awards which were approved by the Compensation Committee and paid in March 2021 were as follows:

Named Executive Officer	2020 Target AIP Awards as a % of Base Salary	2020 AIP Target Amounts	2020 Actual AIP Awards (Paid in 2021)	2020 AIP Awards as a % of Target (Paid in 2021)
Susan Givens	150%	$1,125,000	$1,750,000	156%
Bhairav Patel	100%	350,000	492,678	141%
Lori B. Marino	100%	425,000	598,251	141%

2020 Long-Term Incentive Compensation

In 2020, the Committee approved two types of vehicles for the Company’s annual LTI awards with each addressing long-term shareholder value alignment in different ways. The Committee believed that granting a combination of Performance Stock Units (“PSUs”) and Restricted Stock Units (“RSUs”) was appropriate to provide shareholder alignment, retention value and the opportunity to leverage awards up and down consistent with stock price performance, as well as Company and individual performance over the long term.

The following table shows the target value of the annual LTI award grants made to NEOs in 2020 as part of the Company’s regular annual compensation process. These LTI values were determined by taking into market competitive total compensation levels and an appropriate mix of fixed versus variable and short-term versus long-term incentives. These values also considered each NEO’s role, potential long-term contribution, performance, experience and skills.

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Named Executive Officer	PSUs (Target Award)	RSUs	Total
Susan Givens	$ 2,250,000	$ 750,000	$ 3,000,000
Bhairav Patel	262,500	87,500	350,000
Lori B. Marino	318,750	106,250	425,000

In addition to annual LTI awards, the Compensation Committee may award other grants in the form of PSUs, RSUs, restricted stock awards (“RSAs”) or stock options. These grants are used to attract new senior executives to New Senior, provide additional retention incentive or reward extraordinary performance. In March 2020, the Compensation Committee made such a grant of 38,462 RSUs (target value of $300,000) to Mr. Patel in recognition of the additional service he has been providing to the Company through his service as our interim Chief Financial Officer since September 2019.

Performance Units

PSUs are settled in shares after a three-year performance measurement and vesting period, with performance tied to the Company’s three-year TSR performance relative to one or more indices. The PSUs granted in 2020 utilize both the FTSE Nareit Equity Health Care Index (75% weighting) and the MSCI U.S. REIT Index (25% weighting) as the comparative indices.

All PSUs have an absolute TSR modifier which provides that in the event that the Company has negative returns over the three-year performance period, the award payout will be reduced by 20% down to a minimum of target payout levels.

Relative TSR was selected as the metric by the Committee to ensure executive compensation is aligned with shareholder value creation. TSR performance is measured for companies in the TSR peer group by comparing the closing stock price on the day prior to the start of the three-year performance period to the average closing price over the 20 trading days ending on the last day of the applicable three-year performance cycle, including reinvestment of dividends during the period. Vesting at the end of the applicable three-year performance period is based on the Company’s TSR performance ranked against the TSR performance of the other companies within the indices.

Delivery of shares generally requires employment throughout the three-year performance period. PSUs therefore provide alignment with absolute stock performance, relative stock performance, Company financial performance and potential retention value. Dividend equivalents accrue on unvested PSUs during the three-year performance period and are paid in cash after the awards are settled and actually earned. Expected dividends are included in the calculation of the grant date fair value of PSU awards. Following is a table which sets forth the payout factor for PSU awards granted in 2020:

If Company’s Relative Total Shareholder Return Performance is:	Payout Factor for TSR for CEO Awards*	Payout Factor for TSR for Other NEO Awards*
at the 80th percentile or greater	200%	150%
at the 55th percentile	100%	100%
at the 30th percentile	50%	50%
less than the 30th percentile	0%	0%

*	Payouts for performance between the percentiles shown are interpolated.

2019 was the first year that the Company issued PSUs and therefore none have been settled at this time.

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Restricted Stock Units

RSUs granted to NEOs generally vest ratably in one-third annual installments and are settled in shares, which provides alignment with stock performance and retention value. Grants of RSUs provide NEOs with stock ownership of unrestricted shares after the restrictions lapse. NEOs receive RSU awards to incentivize long-term value creation as these individuals are in positions most likely to influence the achievement of the Company’s long-term value creation goals and to create shareholder value over time. The Compensation Committee reviews all grants of RSUs for executive officers prior to the award, including awards based on performance, retention-based awards, and awards contemplated for new employees as part of employment offers for executive officers. RSUs do not grant dividend or voting rights to the holder over the vesting period, however, dividend equivalents are accrued and if any cash dividends are declared while the RSUs are outstanding, individuals receive a dividend equivalent payment on or about the date that the dividend is paid to holders of shares generally. Expected dividends are included in the calculation of the grant date fair value of RSU awards. In certain cases, such as for new hires or to facilitate retention, NEOs may receive RSUs subject to different vesting terms.

Other Incentive Awards

The LTI plan provides the Compensation Committee with the discretion to grant various forms of stock-based compensation to employees (including restricted stock, RSUs and PSUs), as well as other non-stock-based awards (including cash awards). Awards are subject to such conditions and restrictions as the Compensation Committee may determine, which may include, without limitation, the achievement of certain performance goals or continued employment with us through a specific period. Payments made under the Company’s AIP are considered non-stock-based awards under the Company’s LTI plan.

Benefits and Perquisites

All of the NEOs are eligible to participate in the Company’s broad-based U.S. employee benefits program. The program includes the New Senior Retirement Savings Plan, which provides before-tax and after-tax savings features, group medical and dental coverage, group life insurance, group accidental death and dismemberment insurance and other benefit plans.

All of the NEOs participate in the New Senior Retirement Savings Plan, a tax-qualified savings plan, which allows employees to contribute to the plan on a before-tax basis or on an after-tax basis. The Company makes a core contribution of 3% of compensation (up to the IRS maximum allowed amount) to the plan for all eligible employees, including each of the NEOs.

The Company provides only those perquisites that it considers to be reasonable and consistent with competitive practices and all of its perquisites are broad-based and apply to all employees. In connection with its lease of its corporate headquarters, the Company was provided with several fully subsidized fitness memberships at the fitness center within the building, and these memberships, which do not have a specific cost to the Company, are allocated first to NEOs. The Company does not provide any tax gross-up for personal income taxes due on any perquisites.

Other Compensation and Benefits

Executive Agreements

Each NEO has an employment agreement with the Company that governs the terms of their employment (collectively, the “Executive Agreements”). For Ms. Givens and Mr. Patel, the agreements have an effective date of January 1, 2019 and expire on December 31, 2021. For Ms. Marino, the agreement has an effective date of April 29, 2019 and expires on April 28, 2022. The agreements for Ms. Givens and Mr. Patel were attached as Exhibits 10.5 and 10.7 to the Annual Report on Form 10-K filed with the SEC on February 26, 2019. The agreement for Ms. Marino is attached as Exhibit 10.7 to the Annual Report on Form 10-K filed with the SEC on February 28, 2020.

The post-termination and severance provisions of these agreements are discussed under the heading “Potential Post Employment Compensation” below.

Term

The Executive Agreements for the NEOs other than Ms. Marino became effective as of the date of the Internalization on January 1, 2019. Ms. Marino’s Executive Agreement became effective on her starting date, April 29, 2019. The Executive Agreements provide for three-year terms, subject to automatic renewals of additional successive one-year periods. The Executive Agreements provide that each of the NEOs, each in their respective capacity as executive officers (collectively, the “Executive Officers,” and each, an “Executive Officer”), can voluntarily terminate his or her employment or service for any reason upon 30 days’ notice, or may resign for good reason. The Company may also terminate the Executive Agreements without cause. The terms “cause” and “good reason,” are discussed in “Potential Post Employment Compensation” below.

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Compensation

The Executive Agreements provide that Ms. Givens, Ms. Marino and Mr. Patel will receive annual base salaries which are subject to adjustment by the Compensation Committee of the Board. The current base salaries of each NEO are $750,000 for Ms. Givens, $350,000 for Mr. Patel and $425,000 for Ms. Marino. Each Executive Agreement further states that each Executive Officer is eligible to receive an annual incentive bonus payable in cash, and annual grants of time- and performance-based equity awards, in each case as described elsewhere in this Compensation Discussion and Analysis. Each Executive Agreement provides that each NEO is entitled to participate in the same manner as other similarly situated employees of the Company in all benefit programs that are generally made available to the Company’s employees, and to be reimbursed for reasonable and customary expenses related to his or her employment and entitled to paid time off in accordance with the Company’s policies.

Non-Competition, Non-Solicitation, Intellectual Property, Confidentiality and Non-Disparagement

The Executive Agreements provide that during employment and for the one-year period following the termination of his or her employment with the Company for any reason, the NEO will not solicit our employees, consultants or independent contractors, or our investors. In addition, during employment and for the one-year period following the termination of his or her employment with the Company for any reason, each NEO may not compete with the Company. Each Executive Agreement also contains covenants relating to the treatment of confidential information and intellectual property matters.

Parachute Payments

Each Executive Agreement provides that to the extent that any payments and benefits provided under the agreement and under any other agreement or arrangement between the Company and the NEO would constitute a “parachute payment” (as defined in Section 280G of the Code), the amount of such payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code but only if, by reason of such reduction, the net after-tax benefit received by the NEO shall exceed the net after-tax benefit received by the NEO if no such reduction was made.

Section 409A

Each Executive Agreement provides that it is intended to comply with the requirements of Section 409A of the Code, to the extent applicable, and the Executive Agreement will be interpreted to avoid any penalty sanctions under Section 409A of the Code. Accordingly, each Executive Agreement provides that all of its provisions will be construed and interpreted to comply with Section 409A and, if necessary, any such provision shall be deemed amended to comply with Section 409A of the Code and regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full on the first business day after the earlier of (i) the date that is six (6) months following separation from service and (ii) the NEO’s death. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, an NEO shall not be considered to have terminated employment with the Company, and no payment shall be due, until they would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.

Any payments that are due within the “short-term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Each amount to be paid or benefit to be provided to an NEO pursuant to his or her Executive Agreement that constitutes deferred compensation subject to Section 409A shall be construed as a separate identified payment for purposes of Section 409A.

Post-Employment Compensation

Severance arrangements for NEOs are set forth in each NEO’s Executive Agreement. The Company does not maintain a formal severance plan. The purpose of the severance arrangements in the Executive Agreements is to provide a period of transition for senior executives in the event of a termination or a change in control. These arrangements do not allow for the payment of tax gross-ups on severance pay or other benefits. These arrangements, including the potential post-employment payments that our NEOs would receive pursuant to these arrangements, are described in more detail elsewhere in this Compensation Discussion and Analysis under the heading “Potential Post-Employment Compensation.”

Policies

Compensation Risk Assessment

In 2020, the Compensation Committee reviewed the potential risks in the Company’s compensation program to ensure that the Company’s compensation program does not encourage excessive risk taking. After reviewing the analysis, the Compensation Committee concluded that any risks arising from our compensation program are not reasonably likely to have a material adverse effect on us. We believe our executive compensation program appropriately balances risk with maximizing long-term shareholder value.

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The Compensation Committee believes that the following risk oversight and compensation design features assist in guarding against excessive risk taking:

•	Review and approval of corporate objectives by the Compensation Committee to ensure that these goals are aligned with the Company’s annual operating and strategic plans, achieve the proper risk/reward balance, and do not encourage excessive risk taking.

•	Base salaries consistent with each executive’s responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security.

•	An emphasis on long-term compensation, which the Compensation Committee believes encourages strategies that correlate with the long-term interests of the Company.

•	A balanced long-term pay mix, including time-based and performance-based long-term incentive compensation, which provides multiple performance time frames and a variety of financial measures that are intended to drive profitable and sustained growth.

•	Balanced performance measures are used in the annual and long-term incentive programs, which were chosen to provide appropriate safeguards against maximization of a single performance goal at the expense of the overall health of our business. The incentive programs are not completely quantitative. Various individual and qualitative objectives are incorporated, and the Compensation Committee has the discretion to adjust earned bonuses based on the “quality” of the results as well as individual performance and behaviors.

•	Minimum required stock ownership guidelines for NEOs, with a value equal to a multiple of their base salary, as discussed in more detail below in “—Executive Stock Ownership Guidelines.” We believe this requirement aligns NEO interests with the interests of the Company’s shareholders and also discourages behavior that is focused only on the short-term.

•	A policy which covers all directors, officers and employees and prohibits speculating, hedging or pledging the Company’s securities, including short sales and leverage transactions, such as puts, calls, and listed and unlisted options. We also prohibit these persons from pledging Company securities as collateral for a loan.

•	A robust clawback policy which covers all NEOs and provides for recoupment of incentive compensation if the Company is required to materially restate its financial results, such restatement would have resulted in a reduction in the amount or value of senior executive’s incentive compensation, and such restatement is in whole or in part a result of such person’s knowing or intentional fraudulent or illegal conduct. At risk incentive compensation includes cash bonus awards, other incentives and all forms of equity-based compensation. The policy gives the Board broad discretion to take into account any factors that it considers appropriate in its review of whether to seek reimbursement or forfeiture of compensation.

Executive Stock Ownership Guidelines

In 2019, the Compensation Committee adopted stock ownership guidelines for the Chief Executive Officer and all of the Company’s executive vice presidents (collectively the “Covered Executives”), which include all of the NEOs. Covered Executives have five years in order to meet the guidelines. As of the date of this Proxy Statement, all NEOs either have met the guidelines, or are on track to meet the guidelines.

The guidelines specify expected stock ownership levels expressed as a multiple of base salary, as set forth in the table below. Only the following equity holdings count toward achieving these ownership levels: shares owned outright and restricted stock and RSUs (whether vested or unvested). Stock options and unvested PSUs, which may comprise a significant percentage of total compensation for the CEO and other NEOs, do not count towards the achievement of our executive stock ownership guidelines.

Until an executive has attained the ownership levels set forth in the guidelines, executives are prohibited from selling any restricted stock that vests and becomes unrestricted and are required to hold all shares acquired through the exercise of stock options (except to the extent necessary to meet tax and exercise price obligations). Once an executive achieves his or her stock ownership level, the retention restrictions no longer apply unless a disposition of shares causes the person’s stock ownership to fall below the guideline. Both the guidelines, and compliance with the guidelines, are monitored periodically.

Chief Executive Officer	5 x Annual Base Salary
Chief Financial Officer	3 x Annual Base Salary
All Other Executive Vice Presidents	2 x Annual Base Salary

The stock ownership guidelines, as well as the Company’s insider trading policy, both prohibit hedging and speculative trading in and out of the Company’s securities, including short sales and leverage transactions, such as puts, calls, and listed and unlisted options.

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Considerations of Tax and Accounting Impacts

The Compensation Committee has considered the anticipated tax treatment to New Senior regarding the compensation and benefits paid to the NEOs under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). In general, Section 162(m) places a limit of $1,000,000 on the amount of compensation that may be deducted annually by New Senior with respect to certain “covered employees,” which generally includes all of its NEOs. The Compensation Committee has sought to maintain flexibility in compensating executives, and, as a result, New Senior has not adopted a policy requiring that all compensation be deductible, including compensation intended to qualify as “performance-based” compensation and take advantage of the exemption from Section 162(m)’s deduction limits.

Because New Senior operates in such a manner that it will qualify as a REIT under the Code, and therefore is not subject to federal income taxes to the extent New Senior distributes at least 90% of its REIT taxable income, the payment of compensation that does not satisfy the requirements of Section 162(m) will not generally affect our net income, although to the extent that compensation does not qualify for deduction under Section 162(m), a larger portion of shareholder distributions may be subject to federal income taxation as dividend income rather than return of capital. We do not believe that Section 162(m) will materially affect the taxability of shareholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each shareholder. For these reasons, Section 162(m) does not directly govern the Committee’s compensation policy and practices.

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Compensation Tables

2020 Summary Compensation Table

The following table contains information about the compensation paid to or earned by each of our Named Executive Officers in respect of applicable fiscal year.

Name and Principal Position	Year(1)	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Susan Givens,	2020	$750,000	$—	$3,287,073	$—	$1,750,000	$8,934	$5,796,007
Chief Executive Officer and President	2019	750,000	1,821,429	7,739,087	1,000,000	—	8,592	11,319,108
Bhairav Patel,	2020	345,833	—	619,252	—	492,678	8,934	1,466,697
Executive Vice President, Finance, Chief	2019	325,000	525,893	1,076,637	166,650	—	8,301	2,102,481
Accounting Office and Interim Chief Financial Officer	2018	200,000	675,000	—	—	—	8,790	883,790
Lori B. Marino	2020	420,833	—	387,660	—	598,251	8,934	1,415,679
Executive Vice President, General Counsel and Corporate Secretary(7)	2019	269,697	392,857	1,062,037	200,000	—	6,128	1,930,719

(1)	While Ms. Givens served as our Chief Executive Officer during 2018, our Former Manager was not able to segregate and identify any portion of the compensation that she earned in respect of 2018 as relating solely to services performed for us, and therefore this Summary Compensation Table does not include any compensation information for Ms. Givens with respect to 2018.
(2)	The amounts reported in this column reflect cash bonuses paid for 2019 under the Company’s AIP, which was adopted in mid-2019, and, with respect to Mr. Patel, a $50,000 transition bonus payment pursuant to the terms of his Executive Agreement with the Company.
(3)	The amounts reported in this column constitute the aggregate grant date fair value of each RSA, RSU and PSU award, calculated in accordance with FASB ASC Topic 718. The amount included with respect to equity awards that are subject to performance conditions reflects the value at the grant date based on the probable outcome of such performance conditions. For a summary of the assumptions made in the valuation of these awards, please see Note 15, Stock-Based Compensation, to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. For additional information, refer to the “Grants of Plan-Based Awards Table,” below, as well as the discussions above under the headings “—2020 Long-Term Incentive Compensation.”
(4)	The amounts reported in this column constitute the aggregate grant date fair value of each stock option award granted in 2020 calculated in accordance with FASB ASC Topic 718. For a summary of the assumptions made in the valuation of these awards, please see Note 15 Stock-Based Compensation, to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.
(5)	The amounts reported in this column for 2020 represent the payout to the individual under the Company’s AIP with respect to 2020.
(6)	The amounts reported in this column for 2020 include the following contributions to the New Senior Retirement Savings Plan: Ms. Givens, $8,550, Mr. Patel, $8,550 and Ms. Marino, $8,550. The amounts reported in this column for 2020 also include the following company-paid premiums on life insurance and AD&D insurance premiums: Ms. Givens, $384, Mr. Patel, $384 and Ms. Marino, $384.
(7)	Ms. Marino commenced employment on April 29, 2019 and therefore her base salary for 2019 as reflected in the table represents amounts paid with respect to the period beginning on April 29, 2019.

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Grants of Plan-Based Awards for 2020

The following table sets forth information concerning each grant of an award made to our named executive officers in 2020.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock	All Other Option
Name	Action Date / Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Awards: Number of Shares of Stock or Units (#)(3)	Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Susan Givens	2/25/20	$562,500	$1,125,000	$1,875,000	—	—	—		—	—	$
	2/25/20	—	—	—	—	—	—	96,154	—	—		750,000
	2/25/20	—	—	—	144,231	288,462	576,924	—	—	—		2,537,073
Bhairav Patel	2/25/20	175,000	350,000	525,000	—	—	—	—	—	—
	2/25/20	—	—	—	—	—	—	11,218	—	—		87,500
	2/25/20	—	—	—	16,827	33,654	50,481	—	—	—		231,752
	2/25/20	—	—	—	—	—	—	38,462	—	—		300,000
Lori B. Marino	2/25/20	212,500	425,000	637,500	—	—	—	—	—	—
	2/25/20	—	—	—	—	—	—	13,622	—	—		106,250
	2/25/20	—	—	—	20,433	40,865	61,298	—	—	—		281,410

(1)	Amounts reflect the threshold, target and maximum payment levels, respectively, if an award payout is achieved under the AIP. These potential payments are based on achievement of specific performance metrics and are completely at risk. The AIP target award is computed based upon the applicable range of net estimated payments denominated in dollars where in 2020: for the CEO, the target award is equal to 150% of base salary, the threshold is equal to 75% of base salary, and the maximum is equal to 250% of base salary; for Mr. Patel and Ms. Marino, the target award is equal to 100% of base salary, the threshold is equal to 50% of base salary, and the maximum is equal to 150% of base salary. Zero payment is possible for performance below the threshold.
(2)	Amounts reflect the threshold, target and maximum unit levels, respectively, of potential PSU award payouts. These potential unit amounts are based on achievement of specific performance metrics and are completely at risk. The PSU is computed based upon the applicable range of net estimated payments denominated in units where: the target award is equal to 100% of the award potential, the threshold is equal to 50% of target and the maximum is equal to 200% of target for the CEO and 150% of the target for the other NEOs.
(3)	Amounts reflect regular RSU awards granted in 2020 to the NEOs, which vest in three equal annual installments starting on February 25, 2021, subject to continued employment through such vesting dates. With respect to Mr. Patel, amounts also reflects the grant of an additional 38,462 RSUs on February 25, 2020 in recognition of the additional service he has been providing to the Company through his service as our interim Chief Financial Officer since September 2019, which vest in two equal annual installments starting on February 25, 2021.

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Outstanding Equity Awards at 2020 Fiscal Year-End

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Award: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Susan Givens	1/1/2019	666,667	1,333,333	—	$3.60	1/1/2029	323,625	$1,676,378	—	$—
	7/31/2019	—	—	—	—	—	80,907	419,098	728,156	3,771,848
	2/25/2020	—	—	—	—	—	96,154	498,078	144,231	747,117
Bhairav Patel	1/1/2019	111,100	222,200	—	3.60	1/1/2029	53,941	297,414	—	—
	7/31/2019	—	—	—	—	—	13,147	68,101	88,745	459,699
	2/25/2020	—	—	—	—	—	49,680	257,342	16,827	87,164
Lori B. Marino	5/10/2019	104,167	208,333	—	5.93	5/10/2029	42,194	218,565	—	—
	7/31/2019	—	—	—	—	—	11,884	61,559	80,214	415,509
	2/25/2020	—	—	—	—	—	13,622	70,562	20,433	105,843

(1)	Stock options vest over three years in equal annual installments on the anniversary dates of the grant date, generally subject to the individual’s continued employment with the Company through such dates.
(2)	RSAs and RSUs vest over three years in equal annual installments on the anniversary dates of the grant date, generally subject to the individual’s continued employment with the Company through such dates. PSUs vest upon the completion of a three-year performance period beginning January 1 of the grant year, generally subject to the individual’s continued employment with the Company through such dates. The values shown for the 2019 PSUs and the 2020 PSUs correspond to the Company’s performance as of December 31, 2020. Although the 2020 PSUs are required to be shown in the table above at threshold payout levels, actual performance at December 31, 2020 did not meet the threshold requirements for each metric and therefore had the performance period ended on December 31, 2020 the payout under these awards would have been below the overall threshold level.
(3)	Reflects the Company’s closing stock price of $5.18 on December 31, 2020.

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Option Exercises and Stock Vested

No options held by our NEOs were exercised in 2020. The following table provides information regarding the values realized by our NEOs upon the vesting of stock awards in 2020.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired Upon Vesting (#)	Value Realized Upon Vesting(2) ($)
Susan Givens	—	—	202,265	$1,547,327
Bhairav Patel	—	—	33,544	256,612
Lori B. Marino	—	—	27,039	78,413

(1)	All NEOs used share withholdings to satisfy the tax obligations with respect to the vesting of restricted stock and RSUs, and therefore the number of shares acquired and the value realized were less than the amounts shown in the table.
(2)	The amounts shown in this column are based on the closing price of our Common Stock on the applicable vesting dates.

Potential Post-Employment Compensation

In this section, we describe payments that may be made to our Named Executive Officers (“NEOs”) upon several events of termination, assuming the termination event occurred on December 31, 2020.

Susan Givens

Ms. Givens’ Executive Agreement provides that if Ms. Givens’ employment is terminated by the Company without “cause” (including non-renewal of the Executive Agreement by the Company) or by Ms. Givens for “good reason” (each, a “Qualifying Termination”) other than on or within one year following a change in control and Ms. Givens executes a release of claims in favor of the Company, then Ms. Givens will be entitled to receive the following payments and benefits: (i) a lump sum payment equal to two times the sum of her base salary and target bonus, (ii) a prorated portion of her target bonus for the year of termination (the “Prorated Bonus”) and (iii) a lump sum payment equal to the cost of 18 months of health, prescription drug, dental and vision coverage premiums less the portion of such premiums payable by active employees of the Company (“Health and Welfare Premiums”). If a Qualifying Termination occurs on or within one year after a change in control, then Ms. Givens will be entitled to receive: (i) a lump sum payment equal to three times the sum of her base salary and target bonus, (ii) the Prorated Bonus and (iii) a lump sum payment equal to the cost of 18 months of Health and Welfare Premiums.

The Executive Agreement also provides that Ms. Givens will be subject to certain non-competition and non-solicitation restrictions for 12 months following the termination of her employment by the Company for “cause” or by Ms. Givens without “good reason,” and for 18 months following a Qualifying Termination.

Bhairav Patel

Mr. Patel’s Executive Agreement provides that if a Qualifying Termination occurs other than on or within one year following a change in control and Mr. Patel executes a release of claims in favor of the Company, then Mr. Patel will be entitled to receive the following payments and benefits: (i) a lump sum payment equal to the sum of his base salary and target bonus (and if such termination occurred prior to January 1, 2020, Mr. Patel’s cash transition bonus), (ii) the Prorated Bonus, (iii) a lump sum payment equal to the cost of 12 months of Health and Welfare Premiums and (iv) to the extent not yet paid, Mr. Patel’s cash transition bonus. In addition, if such termination occurs on or after the end of a given year but before the date that annual bonuses in respect of such year are paid, then Mr. Patel will receive the annual bonus he would have received if he had remained employed through the payment date (the “Prior Year Bonus”). If a Qualifying Termination occurs on or within one year after a change in control, then Mr. Patel will be entitled to receive:

(i) a lump sum payment equal to two times the sum of his base salary and target bonus (and if such termination occurs prior to January 1, 2020, Mr. Patel’s cash transition bonus), (ii) the Prorated Bonus, (iii) a lump sum payment equal to the cost of 18 months of Health and Welfare Premiums, (iv) to the extent not yet paid, Mr. Patel’s cash transition bonus and (v) the Prior Year Bonus.

Mr. Patel’s Executive Agreement provides that if Mr. Patel’s employment terminates due to death or “disability,” Mr. Patel will be entitled to receive (i) to the extent not yet paid, Mr. Patel’s cash transition bonus and (ii) the Prior Year Bonus.

The Executive Agreement also provides that Mr. Patel will be subject to certain non-competition and non-solicitation restrictions for 12 months following the termination of his employment for any reason.

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Lori B. Marino

Ms. Marino’s Executive Agreement provides that if a Qualifying Termination occurs other than on or within one year following a change in control and Ms. Marino executes a release of claims in favor of the Company, then Ms. Marino will be entitled to receive the following payments and benefits: (i) a lump sum payment equal to the sum of her base salary and target bonus, (ii) the Prorated Bonus and (iii) a lump sum payment equal to the cost of 12 months of Health and Welfare Premiums. In addition, if such termination occurs on or after the end of a given year but before the date that annual bonuses in respect of such year are paid, then Ms. Marino will receive the Prior Year Bonus. If a Qualifying Termination occurs on or within one year after a change in control, then Ms. Marino will be entitled to receive: (i) a lump sum payment equal to two times the sum of her base salary and target bonus, (ii) the Prorated Bonus, (iii) a lump sum payment equal to the cost of 18 months of Health and Welfare Premiums and (iv) the Prior Year Bonus.

Ms. Marino’s Executive Agreement provides that if Ms. Marino’s employment terminates due to death or “disability,” Ms. Marino will be entitled to receive the Prior Year Bonus.

The Executive Agreement also provides that Ms. Marino will be subject to certain non-competition and non-solicitation restrictions for 12 months following the termination of her employment for any reason.

Treatment of Equity Awards

Restricted stock awards and unvested options held by the NEOs will become fully vested upon a Qualifying Termination at any time, provided that such vesting will be subject to the NEO’s compliance with the restrictive covenants contained in the applicable Executive Agreement and the NEO’s execution without revocation of a release of claims.

Upon a Qualifying Termination prior to a change in control, (i) the portion of unvested RSUs held by the NEOs that is scheduled to vest on the next vesting date after the date of termination will fully vest upon such termination and (ii) outstanding PSUs held by the NEOs will vest based on actual achievement of applicable performance criteria as of the date of termination, prorated based on the period of time that has elapsed during the applicable performance period, provided that, in each case, such vesting will be subject to the NEO’s compliance with the restrictive covenants contained in the applicable Executive Agreement and the NEO’s execution without revocation of a release of claims.

Upon a change in control, a number of PSUs equal to the greater of (i) the number of PSUs that would vest based on target level of achievement and (ii) the number of PSUs that would vest based on the actual level of achievement of applicable performance criteria as of the date of the change in control (in each case, without any proration), will convert into RSUs that will vest based solely on the NEO’s continued employment with the Company through the applicable vesting date. All unvested RSUs (including PSUs that convert into RSUs upon a change in control) held by the NEOs will fully vest upon a Qualifying Termination at any time upon or following a change in control.

Upon a termination of employment due to death or “disability,” all outstanding equity awards held by the NEOs will fully vest upon such termination of employment, provided that any outstanding PSUs will vest at target achievement level.

The following table sets forth information on the potential payments to our applicable NEOs upon certain qualifying terminations of employment, assuming such termination occurred on December 31, 2020.

	Resignation or Termination for Cause	Death or Disability	Termination Not For Cause or With Good Reason	Termination Not For Cause or With Good Reason After Change in Control
Susan Givens
Cash Severance	$—	$—	$1,500,000	$2,250,000
AIP(1)	—	—	3,375,000	4,500,000
Cost of Benefits Continuation(2)	—	—	32,434	32,434
Unvested Equity Awards(3)	—	8,080,377	6,782,508	9,966,301
Bhairav Patel
Cash Severance	—	—	350,000	700,000
AIP(1)	—	492,678	700,000	1,050,000
Cost of Benefits Continuation(2)	—	—	21,623	32,434
Unvested Equity Awards(3)	—	1,436,726	1,102,748	1,589,958

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	Resignation or Termination for Cause	Death or Disability	Termination Not For Cause or With Good Reason	Termination Not For Cause or With Good Reason After Change in Control
Lori B. Marino
Cash Severance	—	—	450,000	900,000
AIP(1)	—	598,251	850,000	1,275,000
Cost of Benefits Continuation(2)	—	—	21,623	32,434
Unvested Equity Awards(3)	—	839,372	565,355	977,875

(1)	Based upon a termination date of December 31, 2020, AIP assumes that the Prorated Bonus described above is paid at 100% of target amount (and the Prior Year Bonus is not included).
(2)	Represents the payments related to Health and Welfare Premiums described above.
(3)	Unvested equity awards reflect the market value of stock and in the money value of stock options based on the Company’s December 31, 2020 closing stock price of $5.18. Termination provisions are set forth in the specific award agreements. The amounts shown in the event of a termination not for cause or with good reason after a change in control assume payouts for the 2019 PSUs and the 2020 PSUs that correspond to the greater of the Company’s actual performance as of December 31, 2020 or target level of achievement. Stock option awards granted to Ms. Marino on May 10, 2019 are shown at zero value as the exercise price of the options exceeded the Company’s stock price on December 31, 2020.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the 2020 Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. In performing its governance function, with regard to the Compensation Discussion and Analysis, the Compensation Committee relied on statements and information prepared by the Company’s management. It also relied on information provided by FPL.

Based on this review and their discussions, the Compensation Committee has recommended to the Board of Directors that the 2020 Compensation Discussion and Analysis be included in the Proxy Statement for the 2021 Annual Meeting of Shareholders to be filed with the SEC.

This report is furnished by the members of the Compensation Committee.

Michael D. Malone (Chair)	Stuart A. McFarland
Cassia van der Hoof Holstein	Robert F. Savage

CEO Pay Ratio for 2020

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we determined that the 2020 total compensation of our Chief Executive Officer was $5,796,008, as shown in the Summary Compensation Table above (the “CEO Compensation”), and the total compensation of our median employee in 2020, calculated in the same manner, was $301,676. This results in a ratio of annual total Chief Executive Officer compensation to annual total median employee compensation of approximately 19 to 1.

We identified the median employee using the W-2 compensation for 2020 of our employees, excluding our Chief Executive Officer, who were employed by us on December 31, 2020, the last day of our payroll year (whether employed on a full-time, part-time, seasonal or temporary basis). After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our CEO Compensation.

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Other Matters

Information About Proxy Statement & Voting

This Proxy Statement is furnished to the shareholders of record of New Senior Investment Group Inc., a Delaware corporation, in connection with the solicitation of proxies on behalf of the Board of Directors of the Company, for use at the Annual Meeting.

The Annual Meeting is scheduled to be held on May 27, 2021 at 8:00 a.m., Eastern Time, solely via a live online webcast. Shareholders will not be able to attend the Annual Meeting in person.

Virtual Meeting

Due to the ongoing public health impact of the novel coronavirus outbreak (COVID-19), the Annual Meeting will be a virtual meeting conducted via live audio webcast where you can view presentation materials made available online. You will not be able to attend the Annual Meeting in person. The Company believes that a virtual meeting will provide meaningful shareholder access and participation while protecting the health and safety of our shareholders, employees and directors.

To attend and participate in the Annual Meeting, visit www.virtualshareholdermeeting.com/SNR2021 and enter the 16-digit control number included on your proxy card or voting instruction form included with the proxy materials. The live webcast will begin at 8:00 a.m. Easter Time on Thursday, May 27, 2021. We encourage you to access the virtual meeting platform at least 15 minutes prior to the start time. If you do not have a 16-digit control number, you will still be able to access the live webcast as a guest, but you will not be able to vote or ask a question during the meeting.

The virtual meeting platform is fully supported across internet browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and mobile phones) running the most updated version of applicable software and plugins. Participants should ensure they have a strong WiFi connection wherever they intend to participate in the meeting. Further instructions on how to attend and participate in the Annual Meeting, including how to demonstrate proof of stock ownership and how to ask questions during the Annual Meeting, will be posted on the virtual meeting website.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. Technical support will be available on the virtual meeting platform beginning at 8:15 a.m. Eastern Time on the day of the meeting.

Why Did I Receive These Proxy Materials?

Beginning on or about April 12, 2021, this Proxy Statement is being mailed or made available, as the case may be, to shareholders who were shareholders as of April 1, 2021, the record date, as part of the Board of Directors’ solicitation of proxies for the Annual Meeting, including any adjournment or postponement thereof. This Proxy Statement and the New Senior 2020 Annual Report to Shareholders (the “Annual Report”) and Annual Report on Form 10-K (which have been furnished to shareholders eligible to vote at the Annual Meeting) contain information that the Board of Directors believes is relevant to shareholders in voting on the matters to be addressed at the Annual Meeting.

Who Is Entitled to Vote?

You can vote if you owned shares of the Company’s Common Stock as of the close of business on April 1, 2021, the record date.

Voting Information

This Proxy Statement and the proxy card relate to the Board of Directors’ solicitation of your proxy for use at our Annual Meeting of Shareholders to be held on May 27, 2021. The following questions and answers provide guidance on how to vote your shares.

Who Can Vote?

Shareholders who are record owners of our Common Stock as of the close of business on April 1, 2021, are entitled to notice of and to vote at the 2021 Annual Meeting.

As of the close of business on April 1, 2021, the record date, 83,819,799 shares of Common Stock were outstanding.

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What Items are on the Agenda for the Annual Meeting?

There are three formal items scheduled to be voted upon at the Annual Meeting as described in the Notice of 2021 Annual Meeting of Shareholders. As of the date of this Proxy Statement, there are no other matters that the Board of Directors intends to present, or has reason to believe others will present, at the Annual Meeting.

If you have returned your signed and completed proxy card and other matters are properly presented for voting at the Annual Meeting, the people named on the accompanying proxy card (or, if applicable, their substitutes), will have the discretion to vote on those matters for you.

How Will These Matters Be Decided At The Annual Meeting?

Proposal	Vote Required	Votes That May Be Cast	Board Recommendation
1. Election of Directors	A nominee for director will be elected if he or she receives a plurality of the votes cast FOR such nominee	FOR, each nominee WITHHOLD, each nominee ABSTAIN, each nominee Shares voted “ABSTAIN” will have no effect on the election of directors	FOR each Nominee
2. Ratification of the Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm	Majority of the shares present in person or represented by proxy and entitled to vote on the proposal must vote FOR in order for this proposal to pass	FOR
AGAINST
		ABSTAIN – Abstentions are not counted as votes cast and therefore have no effect. Brokers have discretionary authority to vote without direction from the beneficial owner. If cast, the votes count.	FOR
3. Advisory Vote on 2020 Compensation	Majority of the shares present in person or represented by proxy and entitled to vote on the proposal must vote FOR in order for this proposal to pass	FOR AGAINST ABSTAIN – Abstentions and broker non-votes are not counted as votes cast and therefore have no effect.	FOR

If you sign and return the proxy card without specifying your vote on a particular voting item, your shares will be voted in accordance with the Board Recommendation above unless you properly revoke your proxy before the Annual Meeting.

For the election of the nominees to our Board of Directors, the affirmative vote by holders of a plurality of shares present, in person or by proxy, and entitled to vote on the election of directors is sufficient to elect each nominee. The Company’s Corporate Governance Guidelines provide that in uncontested elections, a director who receives a greater number of votes “withheld” for his or her election than votes “for” such election shall promptly submit his or her resignation for consideration by the Nominating and Corporate Governance Committee, which shall consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation. The Board will act on the Nominating and Governance Committee’s recommendation no later 90 days after certification of the shareholder vote, and the Board will promptly publicly disclose its decision and the reasons for its decision.

How Many Shares are Needed at the Annual Meeting to Constitute a Quorum?

In order to conduct business at the Annual Meeting, it is necessary to have a quorum. To have a quorum, shareholders entitled to cast a majority of votes at the Annual Meeting must be present in person or by proxy. The inspectors of election appointed for the Annual Meeting will separately tabulate all affirmative and negative votes, abstentions and “broker non-votes.” Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

Who Is Soliciting My Proxy?

The Board of Directors is soliciting your proxy to vote your shares at the 2021 Annual Meeting. If you give the Board of Directors your proxy, your shares will be voted in accordance with the selections you indicate on the proxy card. Proxies may be solicited on our behalf by our directors, officers or employees in person or by telephone, mail, electronic transmission and/or facsimile transmission. The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the mail, proxies may be solicited by officers and directors, without additional remuneration, by personal interview, telephone or otherwise. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record as of the close of business on April 1, 2021, and will provide reimbursement for the cost of forwarding the material.

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What is the Difference Between a Registered Owner and a Beneficial Owner?

If your shares are registered in your name with New Senior’s transfer agent, Computershare, you are a “registered owner,” also sometimes referred to as the “shareholder of record” of those shares.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares, and this Proxy Statement and any accompanying documents have been provided to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

How Do I Vote If I’m a Shareholder of Record?

If you are a shareholder of record, you may vote over the Internet, before and during the Annual Meeting, or by mail or telephone by following the instructions provided in your proxy card. Even if you intend to virtually attend the Annual Meeting, you are highly encouraged to submit your proxy in advance in order to ensure that your voice is heard. If you attend the Annual Meeting you will have the ability to vote online during the Annual Meeting, and votes cast during the Annual meeting will replace any previous votes that you may have cast.

How Do I Vote If I’m a Beneficial Owner?

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name.” If you hold your shares in “street name,” please check the materials provided to you by your broker, bank or other nominee to determine how you may vote your shares. As a beneficial owner, you have the right to direct the broker, bank or other nominee holding your shares on how to vote the shares held in your account using the voting instructions received from such organization. The availability of Internet or telephone voting will depend on the voting process of your broker, bank or other nominee. Shares held in “street name” may be voted online during the Annual Meeting only if you obtain a legal proxy from the broker, bank or other nominee giving you the right to vote the shares.

Shares held in street name by a broker may be voted on certain matters even if the beneficial owner does not provide the broker with voting instructions; brokers have the authority under New York Stock Exchange Listing Standards to vote shares for which their customers – the beneficial owners – do not provide voting instructions on certain “routine” matters. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal 2) is considered a routine matter for which brokers may vote shares they hold in street name, even in the absence of voting instructions from the beneficial owner. The election of directors (Proposal 1) and the approval of advisory vote on executive compensation (Proposal 3) are not considered routine matters, and a broker cannot vote shares it holds in street name on these items if it has not received voting instructions from the beneficial owner of the shares with respect to these items. If you do not provide voting instructions to your broker on these “non-routine” matters, a “broker non-vote” will result because the broker does not have discretionary voting power for those proposals.

What If I Change My Mind After I Vote?

Any shareholder of record may revoke a previously submitted proxy at any time before the shares are voted by: (a) giving written notice of revocation to our Corporate Secretary; (b) submitting new voting instructions over the telephone or the Internet; (c) delivering a new, validly completed, later-dated proxy card; or (d) joining the 2021 virtual Annual Meeting and voting during the meeting. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, or other nominee, or, if you have obtained a legal proxy from your broker, bank, or other nominee giving you the right to vote your shares, by joining the Annual Meeting via the Internet and voting during the Annual Meeting.

Can I Ask Questions at the Annual Meeting?

Shareholders may submit questions in advance of the Annual Meeting or during the Annual Meeting. We encourage shareholders to submit questions in advance, which they can do at www.proxyvote.com after logging in with the 16-digit unique control number found on the proxy card or voting instruction form included with the proxy materials. We request that questions sent in advance be submitted by May 26, 2021. Shareholders may also submit questions during the Annual Meeting at www.virtualshareholdermeeting.com/SNR2021, the virtual meeting website, after accessing the Annual Meeting with their 16-digit unique control number and by following the instructions available on the virtual meeting website.

We ask that you limit your remarks to a brief question that is relevant to the Annual Meeting or our business. Questions may be grouped by topic by our management with a representative question read aloud and answered. In addition, questions may be ruled as out

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of order if they are, among other things, profane, irrelevant to our business, related to pending or threatened litigation, disorderly, or repetitious of statements already made. Shareholders will be limited to one question each unless time otherwise permits.

If we are unable to answer your question during the Annual Meeting due to time constraints, we encourage you to contact Investor Relations at 646-822-3700 or ir@newseniorinv.com.

Who Counts the Votes? Is My Vote Confidential?

The Company has appointed Broadridge Financial Solutions, Inc. as the Inspector of Election and it will tabulate the votes. The Inspector of Election monitors the voting and also certifies whether the votes of shareholders are kept in confidence in compliance with the Company’s confidential voting practices.

What Is “Householding” and How Does It Affect Me?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for annual reports and proxy statements with respect to two or more shareholders sharing the same address by delivering a single annual report and proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single annual report and proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to New Senior Investment Group Inc., 55 West 46 Street, Suite 2204, New York, New York 10036, Attention: Investor Relations or by contacting Investor Relations at (646) 822-3700, and we will deliver promptly a separate copy of the annual report and proxy statement.

Instead of receiving future copies of our proxy materials by mail, you can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your proxy materials online will save the cost of producing and mailing documents to your home or business, will give you an electronic link to the proxy voting site and also will also help preserve environmental resources.

How Does a Shareholder Propose Matters for Consideration at the 2022 Annual Meeting of Shareholders?

Proposals to be Included in our 2022 Proxy Statement

Proposals received from shareholders are given careful consideration by the Company in accordance with Rule 14a-8 under the Exchange Act. Shareholder proposals are eligible for consideration for inclusion in the Company’s proxy statement for the 2022 annual meeting of shareholders if they are received by the Company on or before December 13, 2021. However, if the 2022 annual meeting date is advanced or delayed by more than 30 days from the anniversary of the 2021 meeting, to be timely a proposal by the shareholders must be received no later than a reasonable time before the Company begins to print and send its proxy materials for the 2022 meeting. In addition, all proposals will need to comply with Rule 14a-8, which lists the requirements for inclusion of shareholder proposals in company sponsored proxy materials. Any proposal should be directed to the attention of the Company’s Corporate Secretary at 55 West 46 Street, Suite 2204, New York, New York 10036.

Proposals to be brought before the 2022 Annual Meeting of Shareholders

In order for a shareholder proposal, including proposals regarding director nominees, submitted outside of Rule 14a-8 to be considered “timely,” the Company’s Bylaws require that such proposal must be received by the Company not less than 90 days nor more than 120 days prior to the anniversary of the date of the immediately preceding year’s annual meeting of shareholders. Accordingly, in order for a proposal relating to business to be conducted at our 2022 annual meeting of shareholders to be “timely” under the Company’s Bylaws, it must be received by the Corporate Secretary of the Company at our principal executive office no earlier than January 27, 2022 and no later than February 26, 2022. However, in the event that the 2022 annual meeting of shareholders is called for a date that is not within 30 days before or after May 27, 2022, notice by a shareholder must be received not earlier than the 120th day before the date of such meeting and not later than the close of business on the 10th day following the day on which notice of the date of such meeting was mailed or public disclosure of the date of such meeting was made, whichever first occurs. All director nominations and shareholder proposals submitted outside of Rule 14a-8 must comply with the notice requirements of our Bylaws, or they may be excluded from consideration at the annual meeting.

For any special meeting of shareholders, the item of business must be received no earlier than 120 calendar days nor later than 90 calendar days prior to the date of the special meeting, or, if later, 10 calendar days following the date on which the public announcement of the date of the special meeting is first made.

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How Does a Shareholder Nominate Directors for the 2022 Annual Meeting of Shareholders?

Director Nominations for Inclusion in our Proxy Statement

In February 2020, we amended our Bylaws to implement “proxy access,” which allows a shareholder or group of shareholders meeting certain conditions to nominate directors for election at annual meetings of shareholders using our proxy statement. This provision allows a shareholder, or group of up to 20 shareholders, to nominate up to two director candidates or, if greater, up to 20% of the number of directors then serving on our Board of Directors, if the shareholder or group has owned continuously for at least three years a number of shares equal to at least three percent of our outstanding Common Stock measured as of the date we receive the nomination. The number of director candidates who may be nominated under our proxy access Bylaw will be reduced by the number of director nominations made under our advance notice Bylaw, as described in the following section.

If you intend to nominate a director for election at the 2022 annual meeting of shareholders using our proxy access Bylaw, you must submit the nomination, along with the other materials required by our Bylaws, on or after November 12, 2021, but not later than December 13, 2021.

Director Nominations to be brought before The 2022 Annual Meeting of Shareholders

If you intend to nominate a director for consideration at the 2022 annual meeting of shareholders, you must notify us in writing of your intention to do so and provide us with the information required by our advance notice Bylaw on or after January 27, 2022, but no later than February 26, 2022. In the event that the date of the 2022 annual meeting of shareholders is changed by more than 30 days from the anniversary date of the Annual Meeting, such notice must be received not earlier than 120 calendar days prior to the 2022 annual meeting and not later than 90 calendar days prior to the 2022 annual meeting, or, if later, 10 calendar days following the date on which public announcement of the date of the 2022 annual meeting is first made.

For any special meeting of shareholders, a nomination to be brought before the meeting must be received no earlier than 120 calendar days nor later than 90 calendar days prior to the date of the special meeting, or, if later, 10 calendar days following the date on which the public announcement of the date of the special meeting is first made.

Note that any such nominations will not be included in or voted through the Company’s proxy materials.

What Information Must I Submit with a Proposal or Nomination?

A shareholder’s submission of a proposal or director nomination must include information specified in our Bylaws concerning the proposal or nomination, as the case may be, and information as to the shareholder’s ownership of Common Stock. Any person considering submission of a proposal for an item of business or a nomination to be considered at a shareholder meeting should carefully review our Bylaws. We will not entertain any proposals or nominations at the 2022 annual meeting of shareholders that do not meet these requirements. The Bylaws are available upon request, free of charge, from New Senior Investment Group Inc., 55 West 46 Street, Suite 2204, New York, New York 10036, Attention: Corporate Secretary. The Bylaws were also filed as Exhibit 3.1 to the Current Report on Form 8-K that we filed with the SEC on February 25, 2020, which is available, free of charge, on the SEC’s website, www.sec.gov, and the Investor Relations page of our website at www.newseniorinv.com.

Nominations of directors and notices relating thereto must meet all other qualifications and requirements of the Company’s Corporate Governance Guidelines, the committee charters and Regulation 14A under the Exchange Act. Any shareholder nominees will be evaluated by the Nominating and Corporate Governance Committee of the Board using the same standards as it uses for all other director nominees. These standards are discussed in further detail elsewhere in this Proxy Statement under the heading of “Corporate Governance and Related Matters—Directors’ Qualification and Selection Process.”

Where Should I Send a Shareholder Proposal or Director Nomination for the 2022 Annual Meeting?

If you intend to submit a proposal or director nomination, you must send the proposal or nomination, along with all information required by our Bylaws, to our principal executive offices at: New Senior Investment Group Inc., 55 West 46 Street, Suite 2204, New York, New York 10036, Attention: Corporate Secretary. We strongly encourage any shareholder interested in submitting a proposal or director nomination to contact our Corporate Secretary in advance of the above deadlines to discuss the proposal, and shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws and the Company’s Bylaws. Submitting a shareholder proposal or nomination does not guarantee that we will include it in our Proxy Statement. The chair of the Annual Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

Who Can Help Answer My Additional Questions?

If you have any additional questions about the Annual Meeting or how to vote, please call us at 646-822-3700 or contact New Senior Investment Group Inc., 55 West 46 Street, Suite 2204, New York, New York 10036, Attention: Corporate Secretary.

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Copies of Annual Report to Shareholders

We file annual, quarterly and current reports, proxy statements and other information with the SEC, which are available to the public on the website maintained by the SEC at www.sec.gov. In addition, our SEC filings are available, free of charge, on our website: www.newseniorinv.com. Such information will also be furnished upon written request to New Senior Investment Group Inc., 55 West 46 Street, Suite 2204, New York, New York 10036, Attention: Investor Relations.

A copy of our Annual Report on Form 10-K for our most recently completed fiscal year has been filed with the SEC, will be mailed to shareholders entitled to vote at the Annual Meeting who have elected to receive a hard copy of the proxy materials and is also available without charge to shareholders upon written request to the address above or at the website indicated.

Security Ownership of Management and Certain Beneficial Owners

Listed in the following table is certain information with respect to the beneficial ownership of shares of our Common Stock as of March 5, 2021 by each person known by us to be the beneficial owner of more than five percent of our Common Stock, and by each of our directors, director nominees and executive officers, both individually and as a group.

For purposes of this Proxy Statement, a “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares:

(i)	voting power, which includes the power to vote, or to direct the voting of, shares of our Common Stock; and/or

(ii)	investment power, which includes the power to dispose of, or to direct the disposition of, shares of our Common Stock.

A person is also deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security at any time within 60 days.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class(2)
The Vanguard Group(3)	8,021,620	9.7%
Fortress Investment Group LLC and certain affiliates(4)	7,350,259	8.1%
Blackrock, Inc.(5)	6,027,271	7.3%
Renaissance Technologies LLC(6)	5,171,453	6.2%
Leon G. Cooperman(7)	5,004,600	6.0%
Frances Aldrich Sevilla-Sacasa(8)	*	*
Virgis W. Colbert(8)	46,400	*
Michael D. Malone(8)	33,947	*
Stuart A. McFarland(8)	39,128	*
David H. Milner(8)	159,028	*
Robert F. Savage(8)	307,767	*
Cassia van der Hoof Holstein(8)	36,980	*
Norman K. Jenkins(8)	*	*
Susan Givens(8)	1,609,072	1.9%
Lori B. Marino(8)	131,792	*
Bhairav Patel(8)	281,224	*
All directors, nominees and executive officers as a group (11 persons)(8)	2,645,338	3.2%

*	Denotes less than 1%.
(1)	The address of all officers and directors listed above are in the care of New Senior Investment Group Inc., 55 West 46 Street, Suite 2204, New York, New York 10036.
(2)	Percentages shown assume the exercise by such persons of all options to acquire shares of our Common Stock that are exercisable within 60 days of March 5, 2021, and no exercise by any other person.
(3)	Shared voting power in respect of 53,802 shares; sole dispositive power in respect of 7,936,326 shares; and shared dispositive power in respect of 85,294 shares, as stated in a Schedule 13G/A filed with the SEC on February 10, 2021. The Vanguard Group’s address is 100 Vanguard Blvd., Malvern, PA 19355.

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(4)	Shared voting power and shared dispositive power in respect of 7,329,970 shares, as stated in a Schedule 13G/A filed with the SEC on February 12, 2021. The shareholding reported in the table also includes an additional 20,289 options issued to an affiliate of Fortress Investment Group LLC in February 2021 in order to maintain the intrinsic value of an option grant pursuant to the terms of the Amended and Restated New Senior Investment Group Inc. Nonqualified Stock Option and Incentive Award Plan, as discussed in Note 15, Stock-Based Compensation, to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. The total shareholding reported in the table is comprised of (i) 152,559 shares of Common Stock owned by Fortress Investment Group LLC and its affiliates and (ii) 7,177,411 shares subject to outstanding options, which the Company may elect to deliver in cash or shares of Common Stock upon exercise. On March 23, 2021, we issued 784,123 shares of Common Stock to affiliates of Fortress Investment Group LLC upon the exercise of 1,422,248 of the options referenced in the preceding sentence. Fortress Investment Group LLC and certain affiliates’ address is in the care of Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.
(5)	Sole voting power in respect of 5,937,635 shares; and sole dispositive power in respect of 6,027,271 shares, as stated in a Schedule 13G/A filed with the SEC on January 29, 2021. BlackRock, Inc.’s address is 55 East 52nd Street, New York, NY 10055.
(6)	Sole voting power in respect of 4,905,252 shares; and sole dispositive power in respect of 5,171,453 shares, as stated in a Schedule 13G/A filed with the SEC on February 11, 2021. Renaissance Technologies LLC’s address is 800 Third Avenue, New York, NY 10022.
(7)	Sole voting power and sole dispositive power in respect of 4,994,600 shares; and shared voting power and shared dispositive power in respect of 100,000 shares, as stated in a Schedule 13G/A filed with the SEC on February 10, 2021. Leon G. Cooperman’s address is St. Andrews Country Club, 7118 Melrose Castle Lane, Boca Raton, FL 33496.
(8)	Includes with respect to each of these individuals the following number of shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of March 5, 2021: Givens—1,333,334; Patel—222,200; Marino—104,167; Colbert—5,000; Malone—5,000; McFarland—5,000; Milner—5,000; van der Hoof Holstein—5,000; and Savage—5,000. Ms. Aldrich Sevilla-Sacasa and Mr. Jenkins do not have beneficial ownership of shares of our Common Stock as of March 5, 2021.

Equity Compensation Plan Information

The following table summarizes equity compensation plan information as of December 31, 2020.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
Amended and Restated New Senior Investment Group Inc. Nonqualified Stock Option and Incentive Award Plan (the “Plan”)	4,501,220	(1)	$4.13	(2)	22,642,798	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	4,501,220		$4.13		22,642,798

(1)	Includes (i) 2,936,217 shares subject to outstanding options, (ii) 581,355 shares subject to outstanding time-based RSUs and (iii) 983,648 shares underlying PSUs, assuming payouts corresponding to the Company’s performance as of December 31, 2020. Pursuant to SEC guidance, the 454,922 restricted stock awards that were issued and outstanding under the Plan as of December 31, 2020 are not included in either column (a) or column (c) of this table. In addition, the number of shares subject to outstanding options included in column (a) of this table does not include 5,125,615 options (net of expired and exercised options) that were converted into Company options at the time of our spin-off from Drive Shack. See Note 15 to our consolidated financial statements for additional information regarding the converted options.
(2)	Represents the weighted-average exercise price of the 2,936,217 options included in column (a) of this table.
(3)	Represents the number of shares remaining available for future issuance under the Plan as of December 31, 2020.

Your election to receive proxy materials by email will remain in effect until you terminate it.

By Order of the Board of Directors,

/s/ Lori B. Marino
Lori B. Marino Corporate Secretary

New York, New York
April 12, 2021

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APPENDIX A

Non-GAAP Financial Measures

A non-GAAP financial measure is a measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are not excluded from or included in the most comparable GAAP measure. We consider certain non-GAAP financial measures to be useful supplemental measures of our operating performance. GAAP accounting for real estate assets assumes that the value of real estate assets diminishes predictably over time, even though real estate values historically have risen or fallen with market conditions. As a result, many industry investors look to non-GAAP financial measures for supplemental information about real estate companies.

You should not consider non-GAAP measures as alternatives to GAAP net (loss) income, which is an indicator of our financial performance, or as alternatives to GAAP cash flow from operating activities, which is a liquidity measure, nor are non-GAAP measures necessarily indicative of our ability to satisfy our funding requirements. In order to facilitate a clear understanding of our consolidated historical operating results, you should examine our non-GAAP measures in conjunction with GAAP net (loss) income as presented in our Consolidated Financial Statements and other financial data included elsewhere in this Proxy Statement and in our Annual Report on Form 10-K for the year ended December 31, 2020. Moreover, the comparability of non-GAAP financial measures across companies may be limited as a result of differences in the manner in which real estate companies calculate such measures, the capital structure of such companies or other factors.

Below is a description of the non-GAAP financial measures presented herein.

NOI, Cash NOI and Cash Interest Expense

The Company evaluates the performance of each our properties based on NOI and cash NOI. The Company defines NOI as total revenues less property-level operating expenses, which include property management fees and travel cost reimbursements. The Company defines cash NOI as NOI excluding the effects of straight-line rental revenue, amortization of above/below market lease intangibles and amortization of deferred community fees and other, which includes the net change in deferred community fees and other rent discounts or incentives. We believe that NOI and cash NOI serve as useful supplemental measures to net income because they allow investors, analysts and management to measure unlevered property-level operating results and to compare our operating results between periods and to the operating results of other real estate companies on a consistent basis.

Same store NOI and same store cash NOI include only properties owned for the entirety of comparable periods. Properties acquired, sold, transitioned to other operators or between segments, or classified as held for sale or discontinued operations during the comparable periods are excluded from the same store amounts. Please see the Company’s most recent annual report filed with the Securities and Exchange Commission for more information.

AFFO and AFFO per Share

Funds From Operations (“FFO”) and Normalized FFO are supplemental measures of our operating performance. We use the National Association of Real Estate Investment Trusts (“NAREIT”) definition of FFO. NAREIT defines FFO as GAAP net income (loss) attributable to common stockholders, which includes loss from discontinued operations, excluding gains (losses) from sales of depreciable real estate assets and impairment charges of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and joint ventures to reflect FFO on the same basis. FFO does not account for debt principal payments and is not intended as a measure of a REIT’s ability to satisfy such payments or any other cash requirements.

Normalized FFO, as defined below, measures the financial performance of our portfolio of assets excluding items that, although incidental to, are not reflective of the day-to-day operating performance of our portfolio of assets. We believe that Normalized FFO is useful because it facilitates the evaluation of our portfolio’s operating performance (i) between periods on a consistent basis and (ii) to the operating performance of other real estate companies. However, comparability may be limited because our calculation of Normalized FFO may differ significantly from that of other companies or because of features of our business that are not present in other companies.

We define Normalized FFO as FFO excluding the following income and expense items, as applicable: (a) acquisition, transaction and integration related expenses; (b) the write off of unamortized discounts, premiums, deferred financing costs, or additional costs, make whole payments and penalties or premiums incurred as the result of early repayment of debt (collectively “Gain (Loss) on extinguishment of debt”); (c) incentive compensation to affiliate recognized as a result of sales of real estate; (d) the remeasurement of deferred tax assets; (e) valuation allowance on deferred tax assets, net; (f) termination fee to affiliate; (g) gain on lease termination; (h) compensation expense related to transition awards; (i) litigation proceeds; and (j) other items that we believe are not indicative of operating performance, generally reported as “Other expense (income)” in our Consolidated Statements of Operations.

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We also use Adjusted FFO (“AFFO”) as a supplemental measure of our operating performance. We believe AFFO is useful because it facilitates the evaluation of (i) the current economic return on our portfolio of assets between periods on a consistent basis and (ii) our portfolio versus those of other real estate companies that report AFFO. However, comparability may be limited because our calculation of AFFO may differ significantly from that of other companies, or because of features of our business that are not present in other companies.

We define AFFO as Normalized FFO excluding the impact of the following: (a) straight-line rents; (b) amortization of above/below market lease intangibles; (c) amortization of deferred financing costs; (d) amortization of premium or discount on mortgage notes payable; (e) amortization of deferred community fees and other, which includes the net change in deferred community fees and other rent discounts or incentives, and (f) amortization of equity-based compensation expense.

AFFO per share is calculated by dividing AFFO by diluted shares outstanding.

Reconciliation of NOI to Net Income (dollars in thousands)

For the Year Ended December 31, 2020
Total revenues	$336,281
Property operating expense	(198,061)
NOI	138,220
Interest expense	(61,562)
Depreciation and amortization	(66,291)
General and administrative expense	(23,018)
Acquisition, transaction and integration expense	(467)
Loss on extinguishment of debt	(5,884)
Other expense	(1,464)
Income tax expense	(178)
Loss from continuing operations	$(20,644)
Discontinued Operations:
Gain on sale of real estate	19,992
Loss from discontinued operations	(3,107)
Discontinued operations, net	16,885
Net loss	$(3,759)
Deemed dividend on redeemable preferred stock	(2,403)
Net loss attributable to common stockholders	$(6,162)

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Reconciliation of Net Income to FFO, Normalized FFO, and AFFO (unaudited)
(dollars and shares in thousands, except per share data)

For the Year Ended December 31, 2020
Net loss attributable to common stockholders	$(6,162)
Adjustments(1):
Gain on sale of real estate	(19,992)
Depreciation and amortization	66,291
FFO	$40,137
FFO per diluted share	$0.48
Acquisition, transaction and integration expense	1,504
Loss on extinguishment of debt	9,486
Compensation expense related to transition awards	1,280
Other expense(2)	1,345
Normalized FFO	$53,752
Normalized FFO per diluted share	$0.64
Straight-line rental revenue	(431)
Amortization of deferred financing costs	3,380
Amortization of deferred community fees and other(3)	(3,022)
Amortization of equity-based compensation	5,393
AFFO	$59,072
AFFO per diluted share	$0.71
Weighted average diluted shares outstanding(4)	83,547
(1)	Includes amounts related to properties classified as discontinued operations.
(2)	Primarily includes insurance recoveries and casualty related charges.
(3)	Includes amortization of deferred community fees and other, which includes the net change in deferred community fees and other rent discounts or incentives.
(4)	Diluted share amounts have been calculated using the treasury stock method.

NEW SENIOR INVESTMENT GROUP INC. • 2021 Proxy Statement	A-3

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Reconciliation of Year-over-Year Cash NOI (unaudited)
(dollars in thousands)

	2020			2019
	IL Properties	CCRC	Total	IL Properties	CCRC / Other Properties	Total
Same Store Cash NOI (excluding COVID-19 related expenses)	$133,041	$5,907	$138,948	$137,307	$5,749	$143,056
COVID-19 related expenses	(3,171)	—	(3,171)	—	—	—
Same Store Cash NOI	129,870	5,907	135,777	137,307	5,749	143,056
Non-Same Store Cash NOI(a)	—	—	—	—	(626)	(626)
Straight-line rental revenue	—	431	431	—	589	589
Amortization of deferred community fees and other(b)	2,020	(8)	2,012	(1,539)	66	(1,473)
Total NOI	$131,890	$6,330	$138,220	$135,768	$5,778	$141,546
Interest expense			(61,562)			(76,364)
Depreciation and amortization			(66,291)			(68,806)
General and administrative expense			(23,018)			(21,672)
Acquisition, transaction & integration expense			(467)			(1,501)
Loss on extinguishment of debt			(5,884)			(335)
Other expense			(1,464)			(2,076)
Income tax expense			(178)			(210)
Litigation proceeds, net			—			38,308
Loss on sale of real estate			—			(122)
Income (loss) from continuing operations			(20,644)			8,768
Gain on sale of real estate			19,992			—
Loss from discontinued operations			(3,107)			(6,754)
Discontinued operations, net			16,885			(6,754)
Net income (loss)			(3,759)			2,014
Deemed dividend on redeemable preferred stock			(2,403)			(2,407)
Net loss attributable to common stockholders			$ (6,162)			$ (393)

(a)	Includes amounts from two AL/MC properties that were sold in the second quarter of 2019.
(b)	Consists of amortization of deferred community fees and other, which includes the net change in deferred community fees and other rent discounts or incentives.

NEW SENIOR INVESTMENT GROUP INC. • 2021 Proxy Statement	A-4

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New Senior

Investment Group

55 WEST 46 STREET, SUITE 2204, NEW YORK, NY 10036
(646) 822-3700 | WWW.NEWSENIORINV.COM

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NEW SENIOR INVESTMENT GROUP INC.
55 W. 46TH STREET
SUITE 2204
NEW YORK, NY 10036

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 26, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SNR2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 26, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D41285-P53531 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NEW SENIOR INVESTMENT GROUP INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Withhold**	**Abstain**
1a. Norman K. Jenkins	☐	☐	☐
1b. Cassia van der Hoof Holstein	☐	☐	☐

The Board of Directors recommends a vote FOR proposals 2 and 3:	**For**	**Against**	**Abstain**
2. Ratification of the appointment of Ernst & Young LLP as the company's independent registered public accounting firm for fiscal year 2021	☐	☐	☐
3. Approval of an advisory vote on the compensation of the company's named executive officers	☐	☐	☐

NOTE: The Board of Directors may act upon any other business properly presented at the Annual Meeting. If this proxy is properly executed, then the shares will be voted either in the manner you indicate above or, if no direction is indicated, as recommended by the Board of Directors and in the discretion of the proxy holder on any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof.

(NOTE: Please sign exactly as your name or names appear(s) on this Proxy Card. When signing as attorney, executor, officer, administrator, trustee, custodian or guardian, please indicate full title. If there is more than one named shareholder, all should sign unless evidence or authority to sign on behalf of others is attached.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders:

The proxy materials for New Senior Investment Group Inc.'s 2021 Annual Meeting of Shareholders, including the 2020 Annual Report to Shareholders and the 2021 Notice and Proxy Statement are available on the Internet. To view these proxy materials, please visit *www.proxyvote.com.*

D41286-P53531

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NEW SENIOR INVESTMENT GROUP INC. FOR THE ANNUAL MEETING TO BE HELD MAY 27, 2021

The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Susan Givens and Lori B. Marino, or either of them, each with full power of substitution as proxies, to vote all shares of New Senior Investment Group Inc. common stock that the shareholder(s) would be entitled to vote on all matters that may properly come before the Annual Meeting and at any adjournments or postponements thereof. The proxies are authorized to vote in accordance with the specifications indicated by the shareholder(s) on the reverse side of this form. If this form is signed and returned by the shareholder(s), and no specifications are indicated, the proxies are authorized to vote as recommended by the Board of Directors.

In either case, if this form is signed and returned, the proxies thereby will be authorized to vote in their discretion on any other matters that may be presented for a vote at the Annual Meeting and at adjournments or postponements.

(Continued and to be dated and signed on the reverse side.)